EXECUTION COPY




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                          AGREEMENT AND PLAN OF MERGER


                                     BETWEEN


                            ARIZONA ACQUISITION CORP.


                                       AND


                          IPC INFORMATION SYSTEMS, INC.


                                December 18, 1997


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                                    CONTENTS
                                    --------
                                   (Continued)


                                    CONTENTS

                                                                          PAGE
                                                                          ----

1.       Definitions.......................................................1

2.       Basic Transaction................................................10
         (a)      The Merger..............................................10
         (b)      The Closing.............................................10
         (c)      Actions at the Closing..................................11
         (d)      Effect of Merger........................................11
         (e)      Elections...............................................13
         (f)      Proration...............................................14
         (g)      Procedure for Payment...................................15
         (h)      Dissenting Shares.......................................17
         (i)      Fractional Shares.......................................18
         (j)      Closing of Transfer Records.............................18

3.       Representations and Warranties of the Company....................18
         (a)      Organization, Qualification, and Corporate Power........18
         (b)      Capitalization..........................................19
         (c)      Authorization of Transaction............................19
         (d)      Noncontravention........................................20
         (e)      Filings with the SEC....................................20
         (f)      Financial Statements....................................20
         (g)      [Intentionally left blank.].............................20
         (h)      Undisclosed Liabilities.................................20
         (i)      Brokers' Fees...........................................21
         (j)      Absence of Certain Changes..............................21
         (k)      Litigation..............................................22
         (l)      Taxes...................................................22
         (m)      Compliance with Laws....................................23
         (n)      Permits.................................................23
         (o)      Contracts...............................................23
         (p)      Intellectual Property Rights............................24
         (q)      Board Approval; Fairness Opinion........................25
         (r)      ERISA...................................................25
         (s)      Labor and Employment Matters............................26
         (t)      Real Estate.............................................27
         (u)      Environmental Matters...................................27

4.       Representations and Warranties of AAC............................28
         (a)      Organization............................................28
         (b)      Financing...............................................28
         (c)      Authorization of Transaction............................29


                                       (i)

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                                    CONTENTS
                                   (Continued)

                                                                         PAGE
                                                                         ----

         (d)      Noncontravention........................................29
         (e)      Brokers' Fees...........................................30
         (f)      Capitalization..........................................30

5.       Covenants........................................................30
         (a)      General.................................................30
         (b)      Notices and Consents....................................30
         (c)      Regulatory Matters and Approvals........................30
         (d)      Financing...............................................32
         (e)      Accounting Treatment....................................32
         (f)      Cooperation.............................................32
         (g)      Operation of the Company's Business.....................33
         (h)      Full Access.............................................34
         (i)      Notice of Developments..................................34
         (j)      No Solicitation.........................................34
         (k)      Insurance and Indemnification...........................35
         (l)      Employees...............................................36
         (m)      Disclosure..............................................37
         (n)      Comfort Letters.........................................37
         (o)      Affiliate Letters.......................................37
         (p)      Continued Registration..................................38
         (q)      Operation of AAC's Business.............................38
         (r)      No Amendment of Ancillary Agreements....................38
         (s)      Solvency Opinion........................................38

6.       Conditions to Obligation to Close................................38
         (a)      Conditions to Obligation of AAC.........................38
         (b)      Conditions to Obligation of the Company.................40

7.       Termination......................................................41
         (a)      Termination of Agreement................................41
         (b)      Effect of Termination...................................42
         (c)      Termination Fee; Expenses...............................42

8.       Miscellaneous....................................................42
         (a)      Survival................................................42
         (b)      Press Releases and Public Announcements.................43
         (c)      No Third Party Beneficiaries............................43
         (d)      Entire Agreement........................................43
         (e)      Succession and Assignment...............................43
         (f)      Counterparts............................................43


                                      (ii)

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                                    CONTENTS
                                   (Continued)

                                                                         PAGE
                                                                         ----

         (g)      General Interpretive Principles.........................43
         (h)      Notices.................................................44
         (i)      Governing Law; Forum Selection; and
                  Waiver of Jury Trial....................................45
         (j)      Amendments and Waivers..................................46
         (k)      Severability............................................47
         (l)      Expenses................................................47
         (m)      Incorporation of Exhibits, Schedule
                  and Disclosure Schedules................................47
         (n)      Transfer Taxes..........................................47
         (o)      Limited Recourse........................................47

Company Disclosure Schedule
AAC Disclosure Schedule
Schedule A                  List of Directors of the Surviving Corporation
Exhibit A-1                 Amended and Restated Certificate of Incorporation
Exhibit A-2                 Restated Certificate of Incorporation
Exhibit B                   Bylaws
Exhibit C                   Stock Option Plan
Exhibit D                   Affiliate Letters



                                      (iii)

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                          AGREEMENT AND PLAN OF MERGER

         Agreement and Plan of Merger (the "Agreement") entered into as of December 18, 1997, by and between Arizona Acquisition Corp., a Delaware corporation ("AAC"), and IPC Information Systems, Inc., a Delaware corporation (the "Company"). AAC and the Company are referred to collectively herein as the "Parties."

         This Agreement contemplates the merger of AAC with and into the Company.

         Concurrently with the execution of this Agreement, and as an inducement to AAC and the Company to enter into this Agreement, (i) AAC and certain principal stockholders of the Company have entered into the Stockholders Agreement pursuant to which such stockholders have agreed, among other things, not to sell, transfer, pledge, assign or otherwise dispose of any shares of Company Common Stock owned or held by them, or enter into any agreement to accomplish any of the foregoing prior to the Closing, with certain exceptions and (ii) one or more of the parties thereto and/or others have entered into the other Ancillary Agreements.

         It is intended that the Merger be recorded as a recapitalization for financial reporting purposes, and both Parties, after discussion with their auditors, believe that the Merger is eligible for such accounting treatment.

         It is intended that the Merger constitute a tax-free reorganization within the meaning of Section 368(a)(1)(E) of the Code.

         Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

         1.       DEFINITIONS.
                  ------------

         "AAC" has the meaning set forth in the preface above.

         "AAC Disclosure Schedule" has the meaning set forth in ss.4.

         "AAC-owned Share" means any Company Common Stock that AAC beneficially owns.

         "AAC Comfort Letter" has the meaning set forth in ss.5(n).

         "AAC Common Stock" has the meaning set forth in ss.4(f).

         "AAC Shareholder Agreement" means the AAC Shareholder Agreement, dated as of the date hereof between CSH LLC, as shareholder of AAC, and the Company.

         "Acquisition Proposal" has the meaning set forth in ss.5(j).



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         "Acquisition Transaction" has the meaning set forth in ss.5(j).

         "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

         "Agent" has the meaning set forth in ss.8(i).

         "Agreement" has the meaning set forth in the preface above.


         "Ancillary Agreements" means the Stockholders Agreement, the Investors Agreement, the Share Exchange and Termination Agreement, the Starr Termination Agreement, the Walsh Employment Agreement, the Servidio Employment Agreement, the KEC-NY Labor Pool Agreement, the KEC-NJ Labor Pool Agreement, the Corporate Opportunity Agreement, the Richard P. Kleinknecht Employment Agreement, the Peter J. Kleinknecht Employment Agreement and the AAC Shareholder Agreement.


         "Benefit Plan" means any Plan, other than a Multiemployer Plan, existing at the Closing Date or prior thereto, established or to which contributions have at any time been made by the Company or any Subsidiary, or any predecessor of the Company or any Subsidiary, under which any employee, former employee or director of the Company or any Subsidiary, or any beneficiary thereof is covered, is eligible for coverage or has benefit rights in respect of service to the Company or any Subsidiary.

         "Business Day" means any day on which the principal offices of the SEC in Washington, D.C., are open to accept filings or, in the case of determining a date when any payment is due, any day other than a day on which banks in New York, New York, are required or authorized to be closed.

         "Capital Lease" means a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

         "Capital Lease Obligation" means, with respect to any Person and a Capital Lease, the amount of the obligation of such Person as the lessee under such Capital Lease which would, in accordance with GAAP, appear as a liability on a balance sheet of such Person.

         "Cash Electing Shares" has the meaning set forth in ss.2(d)(viii).

         "Cash Election Price" has the meaning set forth in ss.2(d)(viii).

         "Cash Proration Factor" has the meaning set forth in ss.2(f)(iii).

         "Certificate of Merger" has the meaning set forth in ss.2(c).

         "Closing" has the meaning set forth in ss.2(b).

         "Closing Date" has the meaning set forth in ss.2(b).


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         "Code" means the Internal Revenue Code of 1986, as amended.

         "Company" has the meaning set forth in the preface above.

         "Company Comfort Letter" has the meaning set forth in ss.5(n).

         "Company Common Stock" means any share of the common stock, $0.01 par value per share, of the Company.

         "Company Disclosure Schedule" has the meaning set forth in ss.3.

         "Company Stockholder" means any Person who or which holds any shares of Company Common Stock.

         "Confidential Information" means any information concerning the businesses and affairs of the Company and its Subsidiaries that is not already generally available to the public or is otherwise required to be disclosed by law or court order.

         "Confidentiality/Standstill Letter Agreement" means the confidentiality/standstill letter agreement, dated as of November 13, 1997, between AAC and the Company.

         "Contracts" means, with respect to any Person, any agreement, contract, obligation, note, bond, mortgage, indenture, option, Lease, promise or undertaking that is legally binding on such Person or to which such Person is a party.

         "Corporate Opportunity Agreement" means the Amended and Restated Corporate Opportunity Agreement dated as of the date hereof, among the Company, KEC-NY and KEC-NJ.

         "CSH LLC" means Cable Systems Holdings, LLC, a Delaware limited liability company.

         "CSI" means Cable Systems International, Inc., a Delaware corporation.

         "CVC" means Citicorp Venture Capital, Ltd., a New York corporation.

         "Debt" with respect to any Person means, at any time, without duplication,

                  (a) its liabilities for borrowed money and its redemption obligations in respect of mandatorily redeemable preferred stock;

                  (b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the Ordinary Course of Business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);



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                  (c)      all Capital Lease Obligations of such Person;

                  (d) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not such Person has assumed or otherwise become liable for such liabilities);

                  (e) all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money);

                  (f)      Swap Obligations of such Person; and

                  (g) any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (f) hereof.

         "Debt Financing Commitments" has the meaning set forth in ss.4(b).

         "Definitive Proxy Materials" means the definitive proxy materials relating to the Special Meeting.

         "Delaware General Corporation Law" means the General Corporation Law of the State of Delaware, as amended.

         "Dissenting Shares" has the meaning set forth in ss.2(h).

         "Election Date" has the meaning set forth in ss.2(e)(i).

         "Effective Time" has the meaning set forth in ss.2(d)(i).

         "Environmental Law" means any and all current federal, state, local, foreign and provincial statutes, ordinances, rules and regulations relating to the protection of the environment, and/or governing the generation, treatment, storage, transportation, disposal, manufacture, or release of Hazardous Materials, and any common law doctrine, including but not limited to, negligence, nuisance, trespass, personal injury, or property damage related to, or arising out of, the presence, release, or exposure to a Hazardous Material.

         "Equity Financing Commitment" has the meaning set forth in ss.4(b).

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

         "ERISA Affiliate" means any Person who is, or was, a member of a controlled group (within the meaning of Section 412(n)(6) of the Code) that includes, or at any time included, the Company or any Subsidiary, or any predecessor of any of the foregoing.



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         "Exchange Agent" has the meaning set forth in ss.2(e)(ii).

         "Exchange Fund" has the meaning set forth in ss.2(g).

         "Form of Election" has the meaning set forth in ss.2(e)(iii).

         "GAAP" means United States generally accepted accounting principles as in effect from time to time consistently applied.

         "Governmental Body" means any government or political subdivision thereof, whether foreign or domestic, federal, state, provincial, county, local, municipal or regional, or any other governmental entity, any agency, authority, department, division or instrumentality of any such government, political subdivision, or other governmental entity, any court, arbitral tribunal or arbitrator, and any non-governmental regulating body, to the extent that the rules, regulations or orders of such body have the force of law.

         "Guaranties" by any Person means all obligations (other than endorsements in the Ordinary Course of Business of negotiable instruments for deposit or collection) of such Person guaranteeing, or in effect guaranteeing, any Debt, cash dividend or other monetary obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such Person: (i) to purchase such Debt or obligation or any property or assets constituting security therefor; (ii) to advance or supply funds for the purchase or payment of such Debt or obligation; (iii) to lease property or to purchase securities or other property or services primarily for the purpose of assuring the owner of such Debt or obligation of the ability of the primary obligor to make payment of the Debt or obligation; or (iv) otherwise to assure the owner of the Debt or obligation of the primary obligor against loss in respect thereof. For the purposes of all computations made under this Agreement, a Guaranty in respect of any Debt for borrowed money shall be deemed to be Debt equal to the principal amount of such Debt for borrowed money which has been guaranteed, and a Guaranty in respect of any other obligation or liability or any dividend shall be deemed to be Debt equal to the maximum aggregate amount of such obligation, liability or dividend unless such Guaranty is limited.

         "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Hazardous Material" means any materials, substances or wastes defined as or included in the definition of "hazardous substances," "hazardous materials," "hazardous wastes," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "pollutants," "regulated substances," or "contaminants" or words of similar import, under any Environmental Law.

         "Intellectual Property" shall mean all trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, copyrights and copyright rights, patents and patent rights, brand names, trade dress, business and


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product names, logos, slogans, trade secrets, inventions, processes, formulae, industrial models, processes, designs, specifications, data, technology, methodologies, computer programs (including all source codes), confidential and proprietary information, whether or not subject to statutory registration, and all related technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, trademarks, service marks and copyrights, and the right to sue for past infringement, if any, in connection with any of the foregoing, and all documents, disks and other media on which any of the foregoing is stored.

         "Investors Agreement" means the Investors Agreement, dated as of the date hereof, by and among the Company, CSH LLC, CSI and certain other persons named therein.

         "IXNET" means International Exchange Networks, Ltd., a Delaware corporation.

         "Joint Disclosure Document" means the disclosure document combining the Prospectus and the Definitive Proxy Materials.

         "KEC-NJ" means Kleinknecht Electric Company, Inc., a New Jersey corporation.

         "KEC-NJ Labor Pool Agreement" means the Amended and Restated Labor Pool Agreement, dated as of the date hereof, between KEC-NJ and the Company.

         "KEC-NY" means Kleinknecht Electric Company, Inc., a New York corporation.

         "KEC-NY Labor Pool Agreement" means the Amended and Restated Labor Pool Agreement, dated as of the date hereof, between KEC-NY and the Company.

         "Kleinknechts" means Richard P. Kleinknecht and Peter J. Kleinknecht.

         "Knowledge" means actual or constructive knowledge without independent investigation of any current director or current executive officer.

         "Lease" means any lease of real property made under which the Company or a Subsidiary thereof is a tenant.

         "Lien" means any lien, claim, restriction, security interest, preemptive right, covenant, easement, mortgage, other encumbrance or any claim of any third party other than (a) mechanic's, materialman's, and similar liens,
(b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and
(d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

         "Material Adverse Effect" means any material adverse effect on the financial condition or operations, business, assets, or results of operations of the Company and its Subsidiaries taken as


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a whole, or AAC, as the context in this Agreement requires, but excluding any change resulting from general industry or economic conditions.

         "Maximum Stock Election Number" has the meaning set forth in ss.2(f)(i).

         "Merger" has the meaning set forth in ss.2(a).

         "Merger Consideration" has the meaning set forth in ss.2(d)(viii).

         "Minimum Stock Election Number" has the meaning set forth in ss.2(f)(i).

         "Most Recent Fiscal Year End" has the meaning set forth in ss.3(f).

         "MSCI" has the meaning set forth in ss.4(b).

         "Multiemployer Plan" means a multiemployer plan within the meaning of
Section 4001(a)(3) of ERISA with respect to which the Company or any ERISA Affiliate has an obligation to contribute or has or could have withdrawal liability under ss.4201 of ERISA.

         "Non-Stock Electing Shares" has the meaning set forth in ss.2(f)(iii).

         "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

         "Owned Real Property" has the meaning set forth in ss.3(t).

         "Party" has the meaning set forth in the preface above.

         "Permits" means each material license (other than with respect to Intellectual Property), franchise, permit, certificate, approval, consent or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries.

         "Person" means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, an estate, a joint venture, an unincorporated organization, or other entity or a Governmental Body.

         "Peter J. Kleinknecht Employment Agreement" means the Amended and Restated Employment Agreement dated as of the date hereof between the Company and Peter J.
Kleinknecht.

         "Plan" means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workmen's compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, whether


                                        7

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written or oral, or whether for the benefit of a single individual or more than one individual including, but not limited to, without limitation, any "employee benefit plan" within the meaning of Section 3(3) of ERISA (whether or not subject thereto).

         "Predecessor Site" means any of the real properties of any predecessors of the Company or any Subsidiary thereof or any entities previously owned by the Company or any Subsidiary thereof.

         "Preliminary Proxy Materials" has the meaning set forth in ss.5(c)(i).

         "Prospectus" means the final prospectus relating to the registration of the Surviving Corporation Common Stock under the Securities Act.

         "Proceeding" has the meaning set forth in ss.8(i).

         "Public Reports" has the meaning set forth in ss.3(e).

         "Registration Statement" has the meaning set forth in ss.5(c)(i).

         "Requisite Stockholder Approval" means the affirmative vote of at least a majority of the shares of Company Common Stock, but less than 80% of the shares of the Company Common Stock, in favor of this Agreement and the Merger in accordance with the Delaware General Corporation Law.

         "Requisite Super-Majority Stockholder Approval" means the affirmative vote of at least 80% of the shares of Company Common Stock in favor of the Merger and this Agreement in accordance with Delaware General Corporation Law.

         "Richard P. Kleinknecht Employment Agreement" means the Amended and Restated Employment Agreement dated as of the date hereof between the Company and Richard P.
Kleinknecht.

         "Schedule 13E-3" has the meaning set forth in ss.5(c)(i).

         "SEC" means the Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Servidio" means Anthony Servidio.

         "Servidio Employment Agreement" means the Amended and Restated Employment Agreement, dated as of the date hereof, between Servidio and IXNET.



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         "Share Exchange and Termination Agreement" means the Share Exchange and
Termination Agreement, dated as of the date hereof, among Walsh, Servidio, IXNET and the Company.

         "Site" means any of the real properties currently or previously owned, leased or operated by the Company or any Subsidiary thereof, including all soil, subsoil, surface waters and groundwater thereat.

         "Solvency Opinion" means the opinion from an independent advisor confirming that, upon the consummation of the transactions contemplated hereby, the Surviving Corporation (on a consolidated basis) (i) will not be insolvent,
(ii) will not be left with unreasonably small capital, (iii) will not have incurred debts beyond its ability to pay such debts as they mature, and (iv) will have a fair value and present fair salable value of its assets in excess of its stated liabilities and identified contingent liabilities by at least the total par value of its capital stock.

         "Special Meeting" has the meaning set forth in ss.5(c)(ii).

         "Starrs" mean Gerald and Robert Starr.

         "Starr Termination Agreement" means the Termination Agreement, dated as of the date hereof, among the Starrs and the Company.

         "Stock Electing Shares" has the meaning set forth in ss.2(d)(viii).

         "Stock Election" has the meaning set forth in ss.2(e)(i).

         "Stock Election Price" has the meaning set forth in ss.2(d)(viii).

         "Stock Proration Factor" has the meaning set forth in ss.2(f)(ii).

         "Stockholders Agreement" means the Stockholders Agreement, dated as of the date hereof, by and among, inter alia, the Kleinknechts, AAC and Russell G. Kleinknecht.

         "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

         "Superior Acquisition Proposal" has the meaning set forth in ss.7(a)(iv).

         "Surviving Corporation" has the meaning set forth in ss.2(a).

         "Surviving Corporation Common Stock" has the meaning set forth in ss.2(d)(vi).

         "Swap Obligations" means, with respect to any Person, payment obligations with respect to interest rate swaps, currency swaps and similar obligations obligating such Person to make payments, whether periodically or upon the happening of a contingency. For the purposes of this


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Agreement, the amount of any Swap Obligation shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such Swap Obligation had terminated at the end of such fiscal quarter, and, in making such determination, if any agreement relating to such Swap Obligation provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then, in each such case, the amount of such obligation shall be the net amount so determined.

         "Taxes" means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever together with all interest, penalties, fines and additions to tax imposed with respect to such amounts and any interest in respect of such penalties and additions to tax.

         "Tax Returns" means all returns and reports (including elections, claims, declarations, disclosures, schedules, estimates, computations and information returns) required to be supplied to a Tax authority in any jurisdiction relating to Taxes.

         "Termination Fee" has the meaning set forth in ss.7(c).

         "Third Party" means any "group," as described in Rule 13d-5(b) promulgated under the Securities Exchange Act, or Person, other than AAC or any of its Affiliates.

         "Walsh" means David Walsh.

         "Walsh Employment Agreement" means the Amended and Restated Employment Agreement, dated as of the date hereof, between Walsh and IXNET.

         2.       BASIC TRANSACTION.

         (a) THE MERGER. Subject to the terms and conditions of this Agreement and in accordance with the Delaware General Corporation Law, AAC will merge with and into the Company (the "Merger") at the Effective Time. Upon the Effective Time, the separate existence of AAC shall cease and the Company shall be the corporation surviving the Merger and shall continue under the name IPC Information Systems, Inc. (the "Surviving Corporation").

         (b) THE CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Morgan, Lewis & Bockius LLP in New York City commencing at 9:00 a.m., local time, on the second Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the "Closing Date").



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         (c) ACTIONS AT THE CLOSING. On the day of the Closing (which Closing satisfies the requirements of ss.2(b)), immediately following the satisfaction or waiver of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby, (i) the Company will file with the Secretary of State of the State of Delaware a Certificate of Merger (the "Certificate of Merger"), and (ii) AAC will cause the Exchange Fund to be delivered to the Exchange Agent in the manner provided below in this ss.2.

         (d)      EFFECT OF MERGER.

                  (i) GENERAL. The Merger shall become effective at the time (the "Effective Time") the Company duly files the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as is specified in the Certificate of Merger. The Merger shall have the effect set forth in the Delaware General Corporation Law. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either the Company or AAC in order to carry out and effectuate the transactions contemplated by this Agreement.

                  (ii) CERTIFICATE OF INCORPORATION. At the Effective Time, and without any further action on the part of the Company or AAC, the certificate of incorporation of the Company in effect immediately prior to the Effective Time shall be amended as of the Effective Time, (i) in the event that the Requisite Super-Majority Stockholder Approval is obtained, to read as set forth in Exhibit A-1, or (ii) in the event that the Requisite Stockholder Approval is obtained, to read as set forth in the Exhibit A-2, and as so amended shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

                  (iii) BYLAWS. At the Effective Time and without any further action on the part of the Company or AAC, the bylaws of the Company, as amended and restated, a copy of which is set forth as Exhibit B, and in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation, until amended in accordance with applicable law.

                  (iv) (A) DIRECTORS. (1) Subject to applicable law, in the event that the Requisite Super-Majority Stockholder Approval is obtained, the directors of the Surviving Corporation at the Effective Time shall be the directors as set forth on Schedule A hereto; provided, that in the event any such director is unable, or becomes unable to serve, a replacement director shall be designated by AAC.

                  (2) In the event that the Requisite Stockholder Approval is obtained:

                           (a) Subject to applicable law, (i) the vacancies on
                  the board of directors of the Company created by the resignations of directors at the Closing and (ii) the vacancies created by an increase in the size of the board of directors of the Company from six to nine in accordance with the bylaws of the Surviving Corporation, in each case, shall be filled by the individuals set forth on Schedule A hereto; provided, that in the event any such individual is unable, or becomes unable to serve, a replacement director shall be designated by AAC.

                           (b) AAC will supply to the Surviving Corporation in
                  writing and be solely responsible for any information provided by AAC with respect to itself and its nominees, officers, directors and Affiliates required by Section 14(f) of the Securities Exchange Act and Rule 14f-1 promulgated thereunder.

                  (B) OFFICERS. Subject to applicable law and the provisions of applicable Ancillary Agreements, the officers of the Surviving Corporation at the Effective Time shall be the officers of the Company immediately prior to the Effective Time.

                  (v) TREASURY STOCK AND AAC-OWNED SHARES. At and as of the Effective Time, by virtue of the Merger and without any action on the part of the Company or AAC or any holder of shares of Company Common Stock or AAC Common Stock, each share of Company Common Stock owned by the Company or any subsidiary as treasury stock and each AAC-owned Share held immediately prior to the Effective Time shall be canceled and cease to exist, and no consideration shall be delivered or deliverable with respect thereto.

                  (vi) CONVERSION OF AAC COMMON STOCK. At and as of the Effective Time, by virtue of the Merger and without any action on the part of the Company or AAC or any holder of shares of Company Common Stock or AAC Common Stock, each share of AAC Common Stock shall be converted into one share of common stock, $0.01 par value per share, of the Surviving Corporation (the "Surviving Corporation Common Stock").

                  (vii) COMPANY STOCK OPTIONS. Each option to purchase shares of Company Common Stock that is outstanding immediately prior to the Effective Time (whether or not vested or exercisable) shall, at the Effective Time, be cancelled, and in exchange therefor, each option holder shall receive a cash payment which, prior to deduction for applicable withholding taxes, is in an amount equal to the product of (A) the excess, if any, of the Cash Election Price over the per share exercise price of the option and (B) the number of shares subject to the option (whether or not vested). AAC shall make such payment on or after the Closing Date immediately upon receipt of a written agreement from the option holder to accept such payment in full settlement of such option holder's rights with respect to the option. If the per share exercise price of any option equals or exceeds the Cash Election Price, such option shall be cancelled without any payment required thereunder.

                  (viii) CONVERSION OPTION (OR RETENTION) OF COMPANY COMMON STOCK. At and as of the Effective Time, by virtue of the Merger and without any action on the part of the Company or AAC or any holder of shares of Company Common Stock or AAC Common Stock, each share of Company Common Stock outstanding immediately prior to the Effective Time shall, except as otherwise provided in ss.2(d)(v)-(vii) or as provided in ss.2(h) with respect to Dissenting Shares as to which appraisal rights have been exercised, be converted into the following (the "Merger Consideration"), subject to ss.2(f):

                           (A) for each such share with respect to which an election to retain Surviving Corporation Common Stock has been effectively made and not revoked or lost pursuant to ss. 2(e)(iii), (iv) and (v) (the "Stock Electing Shares"), the right to retain one share of Surviving Corporation Common Stock (the "Stock Election Price"); and

                           (B) for each such share ("Cash Electing Shares") (other than Stock Electing Shares), the right to receive in cash from the Surviving Corporation following the Merger an amount equal to $21 (the "Cash Election Price").

         (e)      ELECTIONS.
                  ----------

                  (i) Each Person who, on or prior to the Business Day next preceding the date of the Special Meeting (the "Election Date"), is a record holder of shares of Company Common Stock will be entitled, with respect to such shares, to make an unconditional election on or prior to such Election Date to retain the Stock Election Price (a "Stock Election") on the basis hereinafter set forth.

                  (ii) Prior to the mailing of the Joint Disclosure Document, the Company shall appoint an agent reasonably acceptable to AAC (the "Exchange Agent") for the purpose of exchanging certificates representing shares of Company Common Stock for the Merger Consideration.

                  (iii) The Company shall prepare and mail a form of election, which form shall be subject to the reasonable approval of AAC (the "Form of Election"), with the Joint Disclosure Document to the record holders of shares of Company Common Stock as of the record date for the Special Meeting, which Form of Election shall be used by each record holder of shares who makes a Stock Election with respect to any or all such holder's shares. The Company will use its reasonable best efforts to make the Form of Election and the Joint Disclosure Document available to all persons who become holders of shares during the period between such record date and the Election Date. Any such holder's Stock Election shall have been properly made only if the Exchange Agent shall have received at its designated office, by 5:00 p.m., New York City time on the Election Date, a Form of Election properly completed and signed and accompanied by certificates for the shares of Company Common Stock to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company (or by an appropriate guarantee of delivery of such certificates as set forth in such Form of Election from a firm which is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States, provided such certificates are in fact delivered to the Exchange Agent within five New York Stock Exchange trading days after the date of execution of such guarantee of delivery).

                  (iv) Any Form of Election may be revoked by the holder submitting it to the Exchange Agent only by written notice received by the Exchange Agent (i) prior to 5:00 p.m., New York City time, on the Election Date or (ii) after the Election Date, if (and to the extent that) the Exchange Agent is legally required to permit revocations, and the Effective Time shall not have occurred prior to such date. In addition, all Forms of Election shall automatically be revoked if the Exchange Agent is notified in writing by AAC or the Company that the Merger has been abandoned or this Agreement has been terminated. If a Form of Election is revoked, the certificate or certificates (or guarantees of delivery, as appropriate) for the shares to which such Form of Election relates shall be promptly returned by the Exchange Agent to the stockholder submitting the same to the Exchange Agent.

                  (v) The good faith determination of the Exchange Agent shall be binding as to whether or not Stock Elections have been properly made or revoked pursuant to this ss.2(e) with respect to shares and when elections and revocations were received by it. If the Exchange Agent determines that any Stock Election either (x) was not properly made or (y) was not submitted to or received by the Exchange Agent with respect to any shares, such shares shall be converted into Merger Consideration in accordance with ss.2(d)(viii)(B). The Exchange Agent shall also make all computations as to the allocation and the proration contemplated by ss.2(f), and any such computation shall be conclusive and binding on the holders of shares. The Exchange Agent may, with the mutual agreement of AAC and the Company, make such rules as are consistent with this ss.2(e) for the implementation of the elections provided for herein as shall be necessary or desirable fully to effect such elections.

         (f)      PRORATION.
                  ---------

                  (i) Notwithstanding anything to the contrary contained in this Agreement but subject to ss.2(d)(v) and ss.2(h),

                           (A) the minimum number of shares of Company Common Stock to be converted into the right to retain Surviving Corporation Common Stock shall be equal to 380,952 shares (the "Minimum Stock Election Number"), and

                           (B) the maximum number of shares of Company Common Stock to be converted into the right to retain Surviving Corporation Common Stock shall be equal to 1,752,381 shares (the "Maximum Stock Election Number").

                  (ii) If the number of Stock Electing Shares exceeds in the aggregate the Maximum Stock Election Number, then the Stock Electing Shares for each Stock Election shall be converted into the right to retain the Stock Election Price or the right to receive the Cash Election Price in accordance with the terms of ss.2(d)(viii) in the following manner:

                           (A) A stock proration factor (the "Stock Proration Factor") shall be determined by dividing the Maximum Stock Election Number by the total number of Stock Electing Shares.

                           (B) The number of Stock Electing Shares covered by each Stock Election to be converted into the right to retain the Stock Election Price shall be determined by multiplying the Stock Proration Factor by the total number of Stock Electing Shares covered by such Stock Election.

                           (C) Each Stock Electing Share, other than any shares converted into the right to receive the Stock Election Price in accordance with ss.2(f)(ii)(B), shall be converted into the right to receive the Cash Election Price as if such shares were not Stock Electing Shares in accordance with the terms of ss.2(d)(viii)(B).

                  (iii) If the number of Stock Electing Shares is less in the aggregate than the Minimum Stock Election Number, then:

                           (A) All Stock Electing Shares shall be converted into the right to receive the Stock Election Price in accordance with ss.2(d)(viii)(A).

                           (B) Such number of shares with respect to which a Stock Election is not in effect ("Non-Stock Electing Shares") shall be converted into the right to retain the Stock Election Price (and a Stock Election shall be deemed to have been made with respect to such shares) in accordance with ss.2(d)(viii)(A) in the following manner:

                                    (1) a cash proration factor (the "Cash
                  Proration Factor") shall be determined by dividing (x) the difference between the Minimum Stock Election Number and the number of Stock Electing Shares by (y) the total number of shares other than Stock Electing Shares and Dissenting Shares; and

                                    (2) the number of shares (in addition to
                  Stock Electing Shares) to be converted into the right to retain the Stock Election Price shall be determined by multiplying the Cash Proration Factor by the total number of shares other than Stock Electing Shares and Dissenting Shares so that the aggregate number of Stock Electing Shares and Non-Stock Electing Shares converted into such right equals the Minimum Stock Election Number.

         (g)      PROCEDURE FOR PAYMENT.
                  ---------------------

                  (i) At the Closing, AAC will cause to be furnished to the Exchange Agent a corpus (the "Exchange Fund") consisting of cash sufficient in the aggregate for the Exchange Agent to make full payment of the cash portion of the Merger Consideration to the holders of all of the issued and outstanding shares of Company Common Stock (other than any Dissenting Shares and AAC-owned Shares). Immediately after the Effective Time, the Company will cause the Exchange Agent to mail a letter of transmittal (with instructions for its use) to each record holder of issued and outstanding shares of Company Common Stock who did not make a timely and valid Stock Election in order to permit the Exchange Agent to pay such record holder the cash portion of the Merger Consideration. No interest will accrue or be paid to the holder of any issued and outstanding shares of Company Common Stock.

                  (ii) If any portion of the Merger Consideration is to be paid to a Person other than the registered holder of the shares represented by the certificate or certificates surrendered in exchange therefor, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the

Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such shares or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

                  (iii) After the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock. If, after the Effective Time, certificates representing shares of Company Common Stock are presented to the Surviving Corporation, they shall be canceled and exchanged for the cash portion of the Merger Consideration provided for in accordance with the procedures set forth herein.

                  (iv) Any portion of the Merger Consideration made available to the Exchange Agent to pay for shares of Company Common Stock for which appraisal rights have been perfected shall be paid to the Surviving Corporation, upon demand.

                  (v) The Surviving Corporation may cause the Exchange Agent to pay over to the Surviving Corporation any portion of the Exchange Fund (including any earnings thereon) remaining 180 days after the Effective Time, and thereafter each remaining Company Stockholder shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat, and other similar laws) as a general creditor thereof with respect to the cash payable upon surrender of such Company Stockholder's certificates. To the extent permitted by applicable law, neither the Surviving Corporation nor the Exchange Agent shall be liable to any Person in respect of any shares of Company Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any amounts remaining unclaimed by holders of shares of Company Common Stock two years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Body) shall, to the extent permitted by applicable law, become the property of Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

                  (vi) No dividends or other distributions with respect to Company Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate for shares of Company Common Stock with respect to the shares of Company Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to ss.2(i) until the surrender of such certificate in accordance with this Article 2. Subject to the effect of applicable laws, following surrender of any such certificate, there shall be paid to the holder of the certificate representing whole shares of Company Common Stock issued in exchange therefor, without interest, (A) the amount of dividends and other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Company Common Stock, and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Company Common Stock.

                  (vii) The Exchange Agent shall invest any cash included in the Exchange Fund as directed by the Company or the Surviving Corporation, as the case may be, provided that such investment shall be in (A) securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof having maturities not more than six months from the Effective Time of the Merger, (B) certificates of deposit, Eurodollar time deposits and bankers' acceptances with maturities not exceeding six months and overnight bank deposits with any commercial bank, depository institution or trust company incorporated or doing business under the laws of the United States of America, any state thereof or the District of Columbia, provided that such commercial bank, depository institution or trust company has, at the time of investment, (1) capital and surplus exceeding $250 million and (2) outstanding short-term debt securities which are rated at least A-1 by Standard & Poor's Ratings Group, a Division of the McGraw-Hill Companies, Inc., or at least P-1 by Moody's Investors Service, Inc. or carry an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease to publish ratings of investment, (C) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses
(A) and (B) above entered into with any financial institution meeting the qualifications specified in clause (B) above, (D) commercial paper having a rating in the highest rating categories from Standard & Poor's Ratings Group, a Division of the McGraw-Hill Companies, Inc. or Moody's Investors Service, Inc., or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease to publish ratings of investments and in each case maturing within six months of the Effective Time and (E) money market mutual or similar funds having assets in excess of $1 billion. Any interest and other income resulting from such investments shall be paid to the Company or the Surviving Corporation, as the case may be.

                  (viii) The Surviving Corporation shall pay all charges and expenses of the Exchange Agent.

         (h) DISSENTING SHARES. Notwithstanding ss.2(d), shares of Company Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by a Company Stockholder who has not voted such shares in favor of the Merger, who shall have delivered a written demand for appraisal of such shares in the manner provided by the Delaware General Corporation Law and who, as of the Effective Time, shall not have effectively withdrawn or lost such right to appraisal ("Dissenting Shares") shall not be converted into a right to receive the Merger Consideration. The holders thereof shall be entitled only to such rights as are granted by Section 262 of the Delaware General Corporation Law. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to Section 262 of the Delaware General Corporation Law shall receive payment therefor from the Surviving Corporation in accordance with the Delaware General Corporation Law; PROVIDED, HOWEVER, that
(i) if any such holder of Dissenting Shares shall have failed to establish his entitlement to appraisal rights as provided in Section 262 of the Delaware General Corporation Law, (ii) if any such holder of Dissenting Shares shall have effectively withdrawn his demand for appraisal of such shares or lost his right to appraisal and payment for his shares under Section 262 of the Delaware General Corporation Law or (iii) if neither any holder of Dissenting Shares nor the Surviving Corporation shall have filed a petition demanding a determination of the value of all Dissenting Shares within the time provided in Section 262 of the Delaware General Corporation Law, such holder shall forfeit the right to appraisal of such shares and each such share shall be treated as if it had been a Non-Stock Electing Share and had been converted, as of the Effective Time, into a right to receive the Merger Consideration, without interest thereon, from the Surviving Corporation as provided in ss.2(d) hereof. The Company shall give AAC prompt notice of any demands received by the Company for appraisal of shares, and, until the Effective Time, AAC shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of AAC, make any payment with respect to, or settle or offer to settle, any such demands.

         (i)      FRACTIONAL SHARES.
                  -----------------

                  (i) No certificates or scrip representing fractional shares of Surviving Corporation Common Stock shall be issued upon the surrender for exchange of certificates representing shares of Company Common Stock, and such fractional interests shall not entitle the owner thereof to vote or to any rights of a stockholder of the Surviving Corporation.

                  (ii) Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise be entitled to receive a fraction of a share of Surviving Corporation Common Stock (after taking into account all shares of Company Common Stock delivered by such holder) shall receive, in lieu thereof, a cash payment (without interest) representing (A) the applicable fraction of Surviving Corporation Common Stock multiplied by (B) $21, payable as soon as practicable on or after the Effective Time.

         (j) CLOSING OF TRANSFER RECORDS. After the close of business on the Closing Date, transfers of Company Common Stock outstanding prior to the Effective Time shall not be made on the stock transfer books of the Surviving Corporation.

         3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to AAC that the statements contained in this ss.3 are correct and complete as of the date of this Agreement, except as set forth in the disclosure schedule prepared by the Company accompanying this Agreement (the "Company Disclosure Schedule"). The Company Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this ss.3.

         (a) ORGANIZATION, QUALIFICATION, AND CORPORATE POWER. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each of the Company and its Subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement. Each of the Company and its Subsidiaries has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Each of the Company and its Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.

         (b) CAPITALIZATION. The authorized capital stock of the Company consists of 25,000,000 shares, $0.01 par value per share, of Company Common Stock and 10,000,000 shares, $0.01 par value per share, of preferred stock (the "Company Preferred Stock"). As of the date of this Agreement: (i) 10,715,119 shares of Company Common Stock were issued and outstanding, and no shares of Company Preferred Stock were issued or outstanding, (ii) no shares of Company Common Stock were reserved for issuance except that (A) 1,579,337 shares of Company Common Stock have been reserved for issuance pursuant to the 1994 Company Stock Option and Incentive Plan, of which 1,082,334 may be issued in the future upon the exercise of options currently outstanding and (B) 526,813 shares of Company Common Stock have been reserved for issuance pursuant to the 1994 Company Employee Stock Purchase Plan, of which 19,037 shares are estimated to be the number of shares of Company Common Stock which will be issued pursuant to contributions by employees of the Company under the 1994 Company Employee Stock Purchase Plan during calendar year 1997, and (C) 31,857 shares of Company Common Stock have been reserved for issuance at par value on or about September 30, 1997 pursuant to an employment agreement with a former employee, (iii) no shares of Company Preferred Stock were reserved for issuance and (iv) 242,185 shares of Company Common Stock were held by the Company in its treasury. All of the issued and outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid, and nonassessable. Except as indicated hereinabove, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company or any Subsidiary thereof to issue, sell, or otherwise cause to become outstanding any of its capital stock or the capital stock of any Subsidiary thereof. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company or any of its Subsidiaries. After giving effect to the transactions contemplated by the Share Exchange and Termination Agreement, all shares of capital stock of Subsidiaries of the Company are wholly owned directly or indirectly by the Company and have been duly authorized and are validly issued, fully paid and nonassessable.

         (c) AUTHORIZATION OF TRANSACTION. The Company has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder, subject to the Requisite Stockholder Approval or Requisite Super-Majority Stockholder Approval, as the case may be. The execution and delivery by the Company of this Agreement and the Merger, and the performance of the Company's obligations hereunder, have been duly authorized by all requisite corporate action, subject to the Requisite Stockholder Approval or Requisite Super-Majority Stockholder Approval, as the case may be, and this Agreement has been executed and delivered by the Company. This Agreement constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms and conditions. The Company has heretofore duly elected, pursuant to Section 203 of the Delaware General Corporation Law, not to be governed by such Section.

         (d) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Body or court to which any of the Company and its Subsidiaries is subject or any provision of the certificate of incorporation or bylaws of any of the Company and its Subsidiaries or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Contract to which any of the Company and its Subsidiaries is a party or by which it is bound or to which any of its assets is subject, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, or failure to give notice would not have a Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement. Other than in connection with the provisions of the Hart-Scott-Rodino Act, the Delaware General Corporation Law, the Securities Exchange Act, the Securities Act, the state securities laws, the Communications Act of 1934, as amended, and as set forth on ss. 3(d) of the Company Disclosure Schedule, none of the Company and its Subsidiaries needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Body in order for the Parties to consummate the transactions contemplated by this Agreement or execute, deliver and perform its obligations under this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement.

         (e) FILINGS WITH THE SEC. Since October 1, 1994, the Company has made all filings with the SEC that it has been required to make under the Securities Act and the Securities Exchange Act (collectively the "Public Reports"). Each of the Public Reports has complied with the Securities Act and the Securities Exchange Act and the rules and regulations promulgated thereunder in all material respects. None of the Public Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

         (f) FINANCIAL STATEMENTS. The Company has delivered to AAC a draft, in substantially final form, of an Annual Report on Form 10-K for the fiscal year ended September 30, 1997 (the "Most Recent Fiscal Year End"). The financial statements included in or incorporated by reference into these Public Reports (including the related notes and schedules) have been prepared in accordance with GAAP and present fairly the financial condition of the Company and its Subsidiaries as of the indicated dates and the results of operations of the Company and its Subsidiaries for the indicated periods.

         (g)      [INTENTIONALLY LEFT BLANK.]

         (h) UNDISCLOSED LIABILITIES. Except as set forth in the Public Reports and except for (i) liabilities which have arisen after the Most Recent Fiscal Year End in the Ordinary Course of Business and (ii) liabilities under this Agreement, neither the Company nor any of its Subsidiaries has any material liabilities of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a financial statement or in the notes thereto and which individually or in the aggregate would have a Material Adverse Effect. To the extent that any provision of this ss.3(h) conflicts with any representation made by the Company having a Knowledge qualification contained in any subsection of this ss.3, the provisions of that subsection shall apply.

         (i) BROKERS' FEES. Other than fees related to financial advisory services performed for the Company to be paid to the Persons set forth on ss.3(i) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement. The Company has furnished to AAC true, correct and complete copies of engagement letters relating to such services.

         (j) ABSENCE OF CERTAIN CHANGES. Since September 30, 1997, the Company and its Subsidiaries have conducted their business in the Ordinary Course of Business and there has not been:

                  (i) any event, occurrence or development of a state of facts which, to the Company's Knowledge, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, except, however, any event, occurrence or development related to, arising out of or resulting from this Agreement and the transactions and activities contemplated hereby;

                  (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or (other than (A) any retirement of, or issuance of Company Common Stock pursuant to the exercise of options to acquire shares of Company Common Stock granted to employees or directors, or (B) contemplated pursuant to this Agreement), any repurchase, redemption or other acquisition by the Company or any Subsidiary thereof of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any Subsidiary thereof;

                  (iii) any amendment of any material term of any outstanding equity security of the Company or any Subsidiary thereof;

                  (iv) any incurrence, assumption or guarantee by the Company or any Subsidiary thereof of any indebtedness for borrowed money, other than in the Ordinary Course of Business in amounts and on terms consistent with past practices;

                  (v) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any Subsidiary thereof which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

                  (vi) any material change in any method of accounting or accounting practice by the Company or any Subsidiary thereof which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

                  (vii) any (A) grant of any severance or termination pay to any director, officer or employee of the Company or any Subsidiary thereof, (B) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any Subsidiary thereof, (C) increase in benefits payable under any existing severance or termination pay policies or employment agreements or (D) increase in compensation, bonus or other benefits payable to directors, officers or employees of the Company or any Subsidiary thereof; in each case, other than in the Ordinary Course of Business; or

                  (viii) any cancellation of any Permits or Contracts to which the Company or any Subsidiary thereof is a party, or any written or oral notification to the Company or any Subsidiary thereof that any party to any such arrangement intends to cancel or not renew such arrangement beyond its expiration date as in effect on the date hereof, which cancellation or notification, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

         (k) LITIGATION. There is no action, suit or proceeding pending against, or, to the Knowledge of the Company, any action, suit, investigation or proceeding threatened against or affecting, the Company or any Subsidiary thereof or any of their respective properties before any Governmental Body, which could reasonably be expected to have a Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby.

         (l) TAXES. (i) The Company and each of its Subsidiaries have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) the Company and each of its Subsidiaries have paid all Taxes required to be paid by it including Taxes that the Company and its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith or for such amounts that, individually or in aggregate, could not reasonably be expected to have a Material Adverse Effect;
(iii) as of the date of this Agreement, there are no pending or, to the Knowledge of the Company, threatened in writing audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters relating to the Company or any of its Subsidiaries which, if determined adversely to the Company or its Subsidiaries, could reasonably be expected to have a Material Adverse Effect; (iv) there are no deficiencies or claims for any Taxes that have been proposed, asserted or assessed against the Company or any of its Subsidiaries which, if such deficiencies or claims were finally resolved against the Company or any of its Subsidiaries, could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; (v) there are no material Liens for Taxes upon the assets of the Company or any of its Subsidiaries, other than Liens for current Taxes not yet due and payable and Liens for Taxes that are being contested in good faith by appropriate proceedings; (vi) none of the Company or any of its Subsidiaries has made an election under Section 341(f) of the Code; (vii) except as set forth in ss.3(l) of the Company Disclosure Schedule, no extension of the statute of limitations on the assessment of any Taxes has been granted by the Company or any of its Subsidiaries and is currently in effect; (viii) except as set forth in ss.3(l) of the Company Disclosure Schedule none of the Company or its Subsidiaries is a party to any agreement or arrangement that could reasonably be expected to result, separately or in the aggregate, in the actual or deemed payment by the Company or a Subsidiary of any "excess parachute payments" within the meaning of Section 280G or 162(m) of the Code; (ix) none of the Company or its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (x) all Taxes required to be withheld, collected or deposited by or with respect to the Company and its Subsidiaries have been timely withheld, collected or deposited, as the case may be, and, to the extent required, have been paid to the relevant taxing authority, except, in each case, to the extent that failing to so withhold, collect, deposit or pay would not have a Material Adverse Effect; (xi) none of the Company or its Subsidiaries has issued or assumed (A) any obligations described in Section 279(b) of the Code, (B) any applicable high yield discount obligations, as defined in Section 163(i) of the Code, or (C) any registration-required obligations, within the meaning of Section 163(f)(2) of the Code, that is not in registered form; (xii) there are no requests for information currently outstanding that could affect the Taxes of the Company and its Subsidiaries; and (xiii) there are no proposed reassessments of any property owned by the Company or its Subsidiaries or other proposals that could increase the amount of any Tax to which the Company, its Subsidiaries or any such Person would be subject.

         (m) COMPLIANCE WITH LAWS. Neither the Company nor any Subsidiary thereof is in violation of, or has since September 30, 1997 violated, and, to the Knowledge of the Company, none of them is under investigation with respect to or has been threatened to be charged with or given notice of any violation by any Governmental Body of any applicable law, rule, regulation, judgment, injunction, order or decree, except for violations that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

         (n) PERMITS. Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Permits are valid and in full force and effect, (ii) neither the Company nor any Subsidiary thereof is in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, the Permits and (iii) none of the Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby. The Company and each of its Subsidiaries have all Permits necessary to carry on its business as currently conducted or as proposed to be conducted, except to the extent that the failure to so have them would not have a Material Adverse Effect.

         (o) CONTRACTS. ss.3(o) of the Company Disclosure Schedule sets forth a list of the following Contracts to which the Company or any of its Subsidiaries is a party or by or to which it or its assets are bound or subject: (i) Contracts relating to the borrowing of money; (ii) Contracts with any current or former officer or director of the Company; (iii) joint venture agreements between the Company or any of its Subsidiaries and an unaffiliated third party;
(iv) any Contracts providing for two or more fiscal year payments to or from the Company or any Subsidiary thereof of $200,000 or more; (v) any license agreements (except with respect to Intellectual Property), distribution agreements, franchise agreements or agreements in respect of similar rights granted to or held by the Company or any of its Subsidiaries; (vi) any Contract that materially limits the freedom of the Company or any Subsidiary thereof to compete in any line of business or with any Person or in any geographical area or which would so materially limit the freedom of the Company or any Subsidiary thereof so to compete after the Effective Time; (vii) any other Contract not made in the Ordinary Course of Business which Contract is material to the Company and the Subsidiaries taken as a whole; or (viii) any Tax sharing agreement or other arrangement. The Company has heretofore made available to AAC true and complete copies of each of the Contracts set forth in ss.3(o) of the Company Disclosure Schedule. Except for Contracts that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all Contracts disclosed in ss.3(o) of the Company Disclosure Schedule are valid and binding Contracts of the Company or a Subsidiary thereof, are in full force and effect (except for those that have terminated or will terminate by their own terms), and neither the Company, any Subsidiary thereof nor, to the Knowledge of the Company, any other party thereto, is in default in any material respect under the terms of any such Contract.

         (p)      INTELLECTUAL PROPERTY RIGHTS.
                  ----------------------------

                  (i) ss.3(p) of the Company Disclosure Schedule sets forth a complete list of all (A) patents and patent applications, (B) trademarks, trademark registrations and applications to register any trademarks, and (C) copyright registrations and copyright applications of the Company and its Subsidiaries, in each case, whether currently used or not used by the Company and its Subsidiaries in connection with the business of the Company and its Subsidiaries as currently conducted. ss.3(p) also sets forth a complete list of all material licenses with respect to Intellectual Property owned or licensed by the Company or any Subsidiary thereof and used in the operation of the current products of the Company or any Subsidiary thereof.

                  (ii) The Company and its Subsidiaries own or have the right to use all material Intellectual Property currently used by the Company and its Subsidiaries in the business of the Company and its Subsidiaries as currently conducted. To the Knowledge of the Company, the Company and its Subsidiaries own or have the right to use all other Intellectual Property currently used by the Company and its Subsidiaries in the business of the Company and its Subsidiaries as currently conducted.

                  (iii) The Company has no Knowledge of any unresolved claims made by any third party that the Company or any Subsidiary thereof is infringing the Intellectual Property rights of any Person as a result of the Company's or any Subsidiary's use of any Intellectual Property. To the Company's Knowledge, the use of the Company's or any Subsidiary's Intellectual Property does not infringe the rights of any third party.

                  (iv) The Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of any trade secret of the Company or any Subsidiary thereof necessary for the operation of the Company's or any Subsidiary's business.

                  (v) To the Knowledge of the Company, the Company and its Subsidiaries are not, nor have they received any notice that they are, in default or, with the giving of notice or lapse of time or both, would be in default under any material license to use any Intellectual Property listed in ss.3(p) of the Disclosure Schedule.

                  (vi) To the Company's Knowledge, (A) the Company or any Subsidiary thereof is not infringing any Intellectual Property of any other Person in connection with the conduct of the Company's or any Subsidiary's business as presently conducted and (B) no Person is infringing any Intellectual Property either owned or licensed by the Company or any Subsidiary thereof which is material to the operation of the Company's or any Subsidiary's business.

         (q) BOARD APPROVAL; FAIRNESS OPINION. The board of directors of the Company has determined that, as of the date hereof, this Agreement and the transactions contemplated hereby are fair to, and in the best interest of, the Company Stockholders. Deutsche Morgan Grenfell Inc. has delivered to the board of directors of the Company its opinion that, as of the date hereof, the consideration to be paid to the Company Stockholders in the Merger is fair from a financial point of view, to the Company Stockholders.

         (r) ERISA. Each Benefit Plan and Multiemployer Plan with an annualized cost to the Company in excess of $100,000 are listed in ss.3(r) of the Company Disclosure Schedule, and copies of all material documentation relating to such Benefit Plans during the last three (3) years have been delivered to AAC (including copies of written Benefit Plans, written descriptions of oral Benefit Plans, summary plan descriptions, trust agreements, the three most recent annual returns, employee communications, and IRS determination letters). Except as disclosed in ss.3(r) of the Disclosure Schedule:

                  (i) each Benefit Plan has at all times been maintained and administered in accordance with its terms and with the requirements of all applicable laws, including ERISA and the Code (except to the extent that a failure to so maintain and administer would have a Material Adverse Effect), and each Benefit Plan intended to qualify under section 401(a) of the Code has a current determination letter on which the Company may rely;

                  (ii) no Benefit Plan is a "defined benefit plan" within the meaning of section 414(j) of the Code, other than a Benefit Plan described in
Section 401(a)(1) of ERISA;

                  (iii) no direct, contingent or secondary liability has been incurred or is expected to be incurred by the Company or any Subsidiary under Title IV of ERISA to any party with respect to any Benefit Plan, or, to the Company's Knowledge, with respect to any other Plan presently or heretofore maintained or contributed to by any ERISA Affiliate;

                  (iv) with respect to each Multiemployer Plan (A) no withdrawal liability has been incurred by the Company or, to the Company's Knowledge, any ERISA Affiliate, and the Company or any Subsidiary thereof has no reason to believe that any such liability will be incurred, prior to the Closing Date,
(B), to the Knowledge of the Company, no such plan is in "reorganization" (within the meaning of Section 4241 of ERISA), (C) no notice has been received that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, or that the plan is or may become "insolvent" (within the meaning of Section 4241 of ERISA), (D), to the Knowledge of the Company, no proceedings have been instituted by the Pension Benefit Guaranty Corporation against the plan, (E) there is no contingent liability for withdrawal liability by reason of a sale of assets pursuant to Section 4204 of ERISA, and (F) except as disclosed in ss.3(r) of the Company Disclosure Schedule, if the Company or any ERISA Affiliate were to have a complete or partial withdrawal under Section 4203 of ERISA as of the Closing, no obligation to pay withdrawal liability would exist on the part of the Company or, to the Company's Knowledge, any ERISA Affiliate.

                  (v) neither the Company nor, to the Company's Knowledge, any ERISA Affiliate has incurred any liability for any tax imposed under section 4971 through 4980B of the Code or civil liability under section 502(i) or (l) of ERISA;

                  (vi) no benefit under any Benefit Plan, including, without limitation, any severance or parachute payment plan or agreement, will be established or become accelerated, vested or payable by reason of any transaction contemplated under this Agreement;

                  (vii) no tax has been incurred under section 511 of the Code with respect to any Benefit Plan (or trust or other funding vehicle pursuant thereto).

                  (viii) no Benefit Plan provides health or death benefit coverage beyond the termination of an employee's employment, except as required by Part 6 of Subtitle B of Title I of ERISA or section 4980B of the Code or any State or local laws requiring continuation of benefits coverage following termination of employment;

                  (ix) no suit, actions or other litigation (excluding claims for benefits incurred in the ordinary course of plan activities) have been brought or, to the Knowledge of the Company, threatened against or with respect to any Benefit Plan, and there are no facts or circumstances to the Knowledge of the Company that could reasonably be expected to give rise to any such suit, action or other litigation; and

                  (x) all contributions to Benefit Plans and Multiemployer Plans that were required to be made under such Plans by the Company or any Subsidiary thereof have been made and each of the Company and each Subsidiary has performed all material obligations required to be performed under all such Plans.

         (s)      LABOR AND EMPLOYMENT MATTERS.

                  (i) (A) No employee of the Company or any Subsidiary thereof is represented by a labor union, no labor union has been certified or recognized as a representative of any such employee, and neither the Company nor any Subsidiary thereof has any obligation under any collective bargaining agreement or other agreement with any labor union or any obligation to recognize or deal with any labor union, and there are no such contracts or agreements pertaining to or which determine the terms or conditions of employment of any employee of the Company or any Subsidiary thereof; (B) there are no pending or threatened representation campaigns, elections or proceedings; (C) the Company has no Knowledge of any strikes, slowdowns, or work stoppages of any kind, or threats thereof, and no such activities occurred during the 24-month period preceding the date hereof; (D) neither the Company nor any Subsidiary thereof has engaged in, admitted committing or been held to have committed any unfair labor practice; and

(E) there are no controversies or grievances between the Company or any Subsidiary thereof and any of its employees or representatives thereof, the outcome of which could result in a Material Adverse Effect.

                  (ii) ss.3(s) of the Company Disclosure Schedule sets forth all Contracts under which the Company or any Subsidiary thereof has any obligation to provide compensation or remuneration of any kind (other than obligations to make current wage or salary payments that are terminable at will without notice or that are less than $100,000 annually per person) to or on behalf of any employee or consultant.

                  (iii) The Company and each of its Subsidiaries have at all times complied in all material respects, and is in material compliance with, all applicable laws, rules and regulations respecting employment, wages, hours, compensation, benefits, occupational health and safety, and payment and withholding of taxes in connection with employment, except to the extent that failure to so comply would not have a Material Adverse Effect.

         (t)      REAL ESTATE.
                  -----------

                  (i) ss.3(t) of the Company Disclosure Schedule is a true and complete list (including, without limitation, legal descriptions) of all real property owned in fee by the Company or any Subsidiary thereof (together with all buildings and improvements thereon, the "Owned Real Property"). Such Owned Real Property is not subject to any Liens (including, without limitation, Leases, occupancy agreements, possessory rights, options and rights of first refusal) except as listed on ss.3(t) of the Company Disclosure Schedule. Neither the Company nor any Subsidiary thereof leases all or any part of any Owned Real Property.

                  (ii) Neither the Company nor any Subsidiary thereof has assigned, pledged or otherwise transferred, or has sublet (as sublessor) the premises demised by, any Lease. The Company or a Subsidiary thereof is in possession of the premises demised by the Leases. No tenant or landlord under any Lease has exercised any option or right to (i) cancel or terminate such Lease or shorten the term thereof, (ii) lease additional premises, (iii) reduce or relocate the premises demised by such Lease, or (iv) purchase any property. All brokerage commissions payable by the Company or any Subsidiary thereof with respect to any Lease have been fully paid.

         (u)      ENVIRONMENTAL MATTERS.  To the Knowledge of the Company:

                  (i) Neither the Company nor any of its Subsidiaries is in violation of any Environmental Laws such that the violation would have a Material Adverse Effect;

                  (ii) The Company and each of its Subsidiaries have obtained all permits and licenses that are required under Environmental Laws and are not in violation of any applicable permit or license such that the failure to have such permits or licenses or the violation thereof would have a Material Adverse Effect;

                  (iii) Neither the Company nor any of its Subsidiaries has received any written notices that are currently pending or outstanding alleging that the Company, any Subsidiary of the Company, any predecessor of the Company, or any entity previously owned by the Company, is in violation of or has any liabilities under any Environmental Laws, except for any violation or liabilities that would not have a Material Adverse Effect; and

                  (iv) There have been no releases of any Hazardous Materials at, from, in, to, on or under any Site or, to the Company's Knowledge, any Predecessor Site, that would have a Material Adverse Effect.

         4. REPRESENTATIONS AND WARRANTIES OF AAC. AAC represents and warrants to the Company that the statements contained in this ss.4 are correct and complete as of the date of this Agreement, except as set forth in the disclosure schedule prepared by AAC (the "AAC Disclosure Schedule"). The AAC Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this ss.4.

         (a) ORGANIZATION. AAC is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. AAC is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement. AAC has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. AAC was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby. AAC has not engaged, nor prior to the Effective Time will it engage, in any business activities other than the business activities contemplated hereby (including business activities contemplated by or reasonably incident to the Financing). AAC has conducted and, prior to the Effective Time, will conduct its operations only as contemplated hereby (including activities contemplated by or reasonably incident to the Financing). AAC has no Subsidiaries and, during the period commencing with the date hereof and ending at the Effective Time, AAC will have no Subsidiaries. AAC does not have, nor at the Effective Time will it have, any liabilities or material obligations not expressly contemplated pursuant to this Agreement or the transactions contemplated hereby.

         (b) FINANCING. AAC has delivered to the Company true and complete copies of (i) a commitment letter, dated December 17, 1997, from Morgan Stanley Senior Funding, Inc. relating to a $75 million senior secured revolving credit facility, and (ii) a commitment letter, dated December 17, 1997, from Morgan Stanley & Co. Incorporated ("MSCI") pursuant to which MSCI has committed, subject to the terms and conditions set forth therein, to use its best efforts to complete the public offering or the private placement of senior unsecured notes of the Company for an aggregate amount equal to $157,000,000 or, under certain circumstances set forth therein, to purchase such senior unsecured notes. The commitment letters referred to in clauses (i) and (ii) above shall be collectively referred to as the "Debt Financing Commitments" and the financing under the Debt Financing Commitments shall be referred to as the "Financing". In addition, AAC has delivered to the Company a true and complete copy of a commitment letter, dated December 17, 1997, from CVC pursuant to which CVC (together with its Affiliates) has committed, subject to the terms and conditions set forth therein, to purchase securities of CSH LLC not exceeding $72 million in the aggregate (the "Equity Financing Commitment"), the proceeds of which shall, pursuant to the terms of the Equity Financing Commitment, be invested by CSH LLC in AAC in furtherance of the consummation by AAC of the transactions contemplated hereby. The aggregate proceeds to be made available pursuant to the Debt Financing Commitments and the Equity Financing Commitment (including any funds which may be made available to AAC by one or more Subsidiaries of CSH LLC as contemplated by the Equity Financing Commitment) are in an amount sufficient to consummate the transactions contemplated hereby. None of the Debt Financing Commitments and the Equity Financing Commitment has been withdrawn and AAC knows of no facts or circumstances that reasonably may be expected to result in any of the conditions set forth in the Debt Financing Commitments and the Equity Financing Commitment not being satisfied.

         (c) AUTHORIZATION OF TRANSACTION. AAC has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by AAC, and the performance of its obligations hereunder have been duly authorized by all requisite corporate action other than the requisite stockholder approval, and this Agreement has been duly executed and delivered by AAC. This Agreement constitutes the valid and legally binding obligation of AAC, enforceable in accordance with its terms and conditions.

         (d) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Body to which AAC is subject or any provision of the certificate of incorporation or bylaws of AAC or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under Contract, or other arrangement to which AAC is a party or by which it is bound or to which any of its assets is subject, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation or failure to give notice would not have a Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement. Other than in connection with the provisions of the Hart-Scott-Rodino Act, the Delaware General Corporation Law, the Securities Exchange Act, the Securities Act, and the state securities laws, AAC is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Body in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement. Neither AAC nor any Affiliate or Subsidiary thereof is a "telecommunications carrier" as defined in Section 3(44) of the Communications Act of 1934, as amended, or a "foreign carrier" or any affiliate thereof as defined in Section 63.18(h) of the rules of the Federal Communications Commission.

         (e) BROKERS' FEES. AAC has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any of the Company and its Subsidiaries could become liable or obligated.

         (f) CAPITALIZATION. The authorized capital stock of AAC consists of 4,000,000 shares, $.01 par value, of common stock (the "AAC Common Stock"). As of the moment immediately prior to the Effective Time, the number of shares of AAC Common Stock that will be outstanding will equal the sum of (A) 3,809,524 minus (B) the final aggregate number of Stock Electing Shares immediately prior to the Effective Time (after giving effect to the provisions of ss.2(f)). All of the issued and outstanding shares of AAC Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. AAC is a Subsidiary owned by one or more of CSH LLC and its Subsidiaries. A majority of the membership interests in CSH LLC are owned by CVC, officers and employees thereof, and members of the management of CSH LLC, its wholly owned Subsidiary, Cable Systems Holding Company, and CSI. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require AAC to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to AAC. Except as otherwise provided in the Ancillary Agreements, neither CSH LLC nor any of its Subsidiaries has entered into any direct or indirect agreements related to the voting or transferability of the Surviving Corporation Common Stock.

         5. COVENANTS. The Parties agree as follows with respect to the period from and after the execution of this Agreement.

         (a) GENERAL. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in ss.6 below); PROVIDED, HOWEVER, that no director or officer of the Company shall be required either to violate any requirement imposed by law in connection therewith or to take any action such director or officer deems, after consultation with outside counsel, not consistent with such director's or officer's fiduciary duty.

         (b) NOTICES AND CONSENTS. The Company will give any notices (and will cause each of its Subsidiaries to give any notices) to third parties, and will use its reasonable best efforts to obtain (and will cause each of its Subsidiaries to use its reasonable best efforts to obtain) any required third party consents, that AAC reasonably may request in connection with the matters referred to in ss.3(d) above.

         (c) REGULATORY MATTERS AND APPROVALS. Each of the Parties will (and the Company will cause each of its Subsidiaries to) give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in ss.3(d) and ss.4(d) above.
Without limiting the generality of the foregoing:

                  (i)      SECURITIES ACT, SECURITIES EXCHANGE ACT, AND STATE
                           --------------------------------------------------
 SECURITIES LAWS.
 ---------------
                           (A) The Company will prepare and file with the SEC preliminary proxy materials ("Preliminary Proxy Materials") under the Securities Exchange Act relating to the Special Meeting. The Company will use its best efforts to respond to the comments of the SEC thereon and will make any further filings (including amendments and supplements) in connection therewith that may be necessary, proper or advisable. AAC will provide the Company with whatever information and assistance in connection with the foregoing filings that the Company may request.

                           (B) The Company and AAC shall each use its reasonable best efforts to take, or cause to be taken, (i) all actions necessary, proper or advisable by such Party with respect to the prompt preparation and filing with the SEC of a registration statement on Form S-4 relating to the Surviving Corporation Common Stock (the "Registration Statement") and a Rule 13e-3 Transaction Statement on
         Schedule 13E-3 with respect to the Merger (together with any supplements or amendments thereto, collectively, the "Schedule 13E-3"),
         (ii) such actions as may be required to have the Registration Statement declared effective under the Securities Act and to have the Preliminary Proxy Materials cleared by the SEC, in each case as promptly as practicable, and (iii) such actions as may be required to be taken under state securities or applicable Blue Sky laws in connection with the issuance of the securities contemplated hereby.

                           (C) As soon as practicable after the date of announcement of the execution of this Agreement, AAC shall file with the SEC a Schedule 13E-3. AAC and the Company each agrees to correct any information provided by it for use in the Schedule 13E-3, if and to the extent that it shall have become false and misleading in any material respect. AAC agrees to take all steps necessary to cause the
         Schedule 13E-3 as so corrected to be filed with the SEC and to be disseminated to holders of the Company Common Stock, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given reasonable opportunity to review and comment on Schedule 13E-3 prior to its being filed with the SEC.

                  (ii) DELAWARE GENERAL CORPORATION LAW; SPECIAL MEETING. The Company will (A) call a special meeting of its stockholders (the "Special Meeting"), as soon as reasonably practicable in order that such stockholders may consider and vote upon the adoption of this Agreement and the approval of the Merger in accordance with the Delaware General Corporation Law and (B) mail the Joint Disclosure Document to its stockholders as soon as reasonably practicable, which Joint Disclosure Document will contain the affirmative recommendation of the board of directors of the Company in favor of the adoption of this Agreement and the approval of the Merger; PROVIDED, HOWEVER, that any provision of this Agreement to the contrary notwithstanding, the Company will not have any obligation to call the Special Meeting or mail the Joint Disclosure Document to its stockholders (x) if such action would require any director or officer of the Company either to violate any requirement imposed by law in connection therewith or, after consultation with and advice from its outside counsel, any director or officer of the Company determines in good faith that to take such action would be inconsistent with such director's or officer's fiduciary duty or (y) until the board of directors of the Company shall have received from Deutsche Morgan Grenfell Inc. a supplemental written confirmation of its opinion that the consideration to be paid in the Merger is fair to the Company Stockholders from a financial point of view, such confirmation to be dated as of a date within two Business Days of the date that the Joint Disclosure Document is to be mailed.

                  (iii) HART-SCOTT-RODINO ACT. Each of the Parties will file (and the Company will cause each of its Subsidiaries to file) any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, will use its best efforts to obtain (and the Company will cause each of its Subsidiaries to use its best efforts to obtain) an early termination of the applicable waiting period, and will make (and the Company will cause each of its Subsidiaries to make) any further filings pursuant thereto that may be necessary, proper, or advisable.

         (d) FINANCING. AAC will use its reasonable best efforts to (i) satisfy all the conditions necessary to be satisfied by it and/or its Affiliates to obtain the full proceeds under the Debt Financing Commitments and the Equity Financing Commitment, (ii) assist the Company in obtaining the Financing, and
(iii) obtain the equity contributions contemplated under the Equity Financing Commitment. Subject to the Company having received the proceeds, or the immediate right to receive the proceeds, of the Financing, AAC at the Closing will be capitalized with equity contributions in an amount at least equal to $80,000,000 minus the product of (i) the final aggregate number of Stock Electing Shares immediately prior to the Effective Time (after giving effect to the provisions of ss.2(f)) and (ii) $21. AAC will not amend the Debt Financing Commitments or the Equity Financing Commitment in any way materially adverse to the Company, or the Company's interest as successor to AAC, without the written consent of the Company, which consent shall not be unreasonably withheld.

         (e) ACCOUNTING TREATMENT. The Company and AAC shall cooperate with any reasonable requests of the other or the SEC related to the recording of the Merger as a recapitalization for financial reporting purposes, including, without limitation, to assist AAC and its Affiliates with any presentation to the SEC with regard to such recording and to include appropriate disclosure with regard to such recording in all filings with the SEC and all mailings to shareholders made in connection with the Merger. In furtherance of the foregoing, the Company shall provide to AAC for the prior review of AAC's advisors any description of the transactions contemplated by this Agreement which is meant to be filed with the SEC.

         (f) COOPERATION. The Company agrees to provide, and will cause its Subsidiaries and its and their respective officers, employees and advisors to provide, all necessary and appropriate cooperation in connection with the arrangement of the Financing. In conjunction with the obtaining of the Financing, the Company agrees, at the request of AAC, (i) to call for prepayment or redemption of all or a portion of the indebtedness disclosed in ss.3(o) of the Company Disclosure Schedule, but, only to the extent that such call for prepayment or redemption is permitted under the applicable agreement representing such indebtedness, or (ii) to prepay or redeem all or a portion of any then existing indebtedness of the Company or its Subsidiaries described in ss.3(o)
of the Company Disclosure Schedule, provided that no such prepayment or redemption shall themselves actually be made (nor shall the Company be required to incur any liability in respect of such prepayment or redemption) until contemporaneously with the Effective Time.

         (g) OPERATION OF THE COMPANY'S BUSINESS. Without the written consent of AAC, the Company will not (and will not cause or permit any of its Subsidiaries to) engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business, including, without limitation, the following:

                  (i) authorizing or effecting any change in its charter or bylaws (other than as contemplated by this Agreement);

                  (ii) granting any options, warrants, or other rights to purchase or obtain any of its capital stock or issuing, selling, or otherwise disposing of any of its capital stock (except upon the conversion or exercise of options and other rights and obligations currently outstanding);

                  (iii) declaring, setting aside, or paying any dividend or distribution with respect to its capital stock (whether in cash or in kind), or redeeming, repurchasing, or otherwise acquiring any of its capital stock, in either case, outside the Ordinary Course of Business;

                  (iv) issuing any note, bond, or other debt security or creating, incurring, assuming, or guaranteeing any indebtedness for borrowed money or capitalized lease obligation (except for inter-company loans or advances from the Company to, or guarantees on behalf of, any one or more of its Subsidiaries), outside the Ordinary Course of Business;

                  (v) imposing any Lien upon any of its assets outside the Ordinary Course of Business;

                  (vi) other than pursuant to the transactions contemplated by this Agreement, making any material change in employment terms for any of its directors, officers and employees outside the Ordinary Course of Business;

                  (vii) except pursuant to existing agreements or arrangements as of the date hereof, making any capital investment in, making any loan to, or acquiring the securities or assets of any other Person outside the Ordinary Course of Business;

                  (viii) adopting or amending any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or employee benefit plan, agreement, trust, plan, fund or other arrangement for the benefit and welfare of any director, officer or employee, except for normal increases in the Ordinary Course of Business and that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company or any Subsidiary;

                  (ix) revaluing in any material respect any significant portion of its assets, including, without limitation, writing down the value of inventory in any material amount or write-off of notes or accounts receivable in any material amount;

                  (x) paying, discharging or satisfying any material liabilities (whether matured, unmatured, absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction in the Ordinary Course of Business of liabilities reflected or reserved against in the consolidated financial statements of the Company and set forth in the Public Reports or incurred in the Ordinary Course of Business;

                  (xi) making any Tax election with respect to or settling or compromising any material income Tax liability;

                  (xii) taking any action other than in the Ordinary Course of Business with respect to accounting policies or procedures; and

                  (xiii) committing to any of the foregoing.

         (h) FULL ACCESS. The Company will (and will cause each of its Subsidiaries to) permit representatives of AAC to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company and its Subsidiaries, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to each of the Company and its Subsidiaries. AAC will keep confidential and hold as such any Confidential Information it receives from any of the Company and its Subsidiaries in the course of the reviews contemplated by this ss.5(h), will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, will return to the Company all tangible embodiments (and all copies) thereof which are in AAC's possession, and AAC acknowledges that it and its Representatives (as defined therein) will be bound to the Confidentiality/Standstill Letter Agreement.

         (i) NOTICE OF DEVELOPMENTS. Each Party will give prompt written notice to the others of any event giving rise to a Material Adverse Effect and causing a breach of any of its own representations and warranties in ss.3 and ss.4 above. No disclosure by any Party pursuant to this ss.5(i), however, shall be deemed to amend or supplement the Company Disclosure Schedule, or the AAC Disclosure Schedule, as the case may be, or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

         (j)      NO SOLICITATION.
                  ---------------

                  (i) The Company shall not, and shall not permit any of its Subsidiaries to (whether directly or indirectly through advisors, agents or other intermediaries), and

                  (ii) the Company shall not, and shall not permit any of its Subsidiaries to, authorize or knowingly permit any of its or their officers, directors, agents, representatives, advisors or Subsidiaries, solicit, initiate or knowingly encourage the submission of inquiries, proposals or offers from any Third Party relating to (A) any acquisition of 10% or more of the consolidated assets of the Company and its Subsidiaries or of over 10% of any class of equity securities of the Company or any of its Subsidiaries, (B) any tender offer (including a self tender offer) or exchange offer that if consummated would result in any Third Party beneficially owning 10% or more of any class of equity securities of the Company or any of its Subsidiaries, (C) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 10% of the consolidated assets of the Company, other than the transactions contemplated by this Agreement or (D) any other transaction the consummation of which would, or could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or which would, or could reasonably be expected to, materially dilute the benefits to AAC of the transactions contemplated hereby (collectively, the "Acquisition Proposals" and which, if consummated, will be an "Acquisition Transaction") or enter into or participate in any discussions (except as may be necessary to inform a Third Party of the provisions of this ss.5(j)) or negotiations regarding any of the foregoing, or furnish to any Third Party any information with respect to the business, properties or assets of the Company in connection with the foregoing, or otherwise cooperate in any way with, or knowingly assist or participate in, facilitate or encourage, any effort or attempt by any Third Party to do or seek any of the foregoing; PROVIDED, HOWEVER, that the provisions of this ss.5(j) shall not limit or prohibit the Company or its board of directors from (i) engaging in discussions or negotiations with such a Third Party who has made a Superior Acquisition Proposal but only if the board of directors of the Company, after consultation with and advice from its outside counsel, determines in good faith that, in the exercise of its fiduciary responsibilities, such discussions or negotiations should be commenced or such information should be furnished or such facilitation undertaken; (ii) furnishing information pursuant to an appropriate and customary confidentiality letter concerning the Company and its businesses, properties or assets to a Third Party who has made a Superior Acquisition Proposal as to which a prior determination of the board of directors of the Company as contemplated under clause (i) above has been made; PROVIDED, FURTHER, that (A) the board of directors of the Company shall not, and shall not authorize any officers or representatives to, take any of the foregoing actions until notice to AAC of the Company's intent to take such action shall have been given; and (B) if the board of directors of the Company receives a Superior Acquisition Proposal, to the extent it may do so without breaching its fiduciary duties as determined in good faith after consultation with its outside counsel, and without violating any of the conditions of such Superior Acquisition Proposal, then the Company shall promptly inform AAC of the material terms and conditions of such proposal and the identity of the Third Party making it; or
(iii) taking a position on a tender offer by a Third Party, as required by Rule 14e-2 under the Securities Exchange Act (provided no such position shall constitute a recommendation of such transaction if it does not constitute a Superior Acquisition Proposal), or complying with its duties of disclosure under applicable state law. As of the date hereof, the Company shall immediately cease and cause each of its Subsidiaries and its and their advisors, agents and other intermediaries to cease, any and all existing activities, discussions or negotiations with any Third Party conducted heretofore with respect to any of the foregoing.

         (k)      INSURANCE AND INDEMNIFICATION.
                  -----------------------------

                  (i) For a period of 6 years after the Effective Time, the Surviving Corporation shall indemnify and hold harmless the present and former officers and directors of the Company and its Subsidiaries in respect of acts or omissions occurring prior to the Effective Time to the maximum extent provided under the Company's certificate of incorporation and bylaws, or any Subsidiary's certificate of incorporation or bylaws, in either case, as in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law.

                  (ii) For a period of 6 years after the Effective Time, the Surviving Corporation shall provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Person currently covered by the Company's or any Subsidiary's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof (or, if such insurance policy cannot be obtained, such insurance policy on terms with respect to coverage and amount as favorable as can be obtained, subject to the proviso at the conclusion of this sentence), provided that, in satisfying its obligation under this Section, the Surviving Corporation shall not be obligated to pay premiums in excess of, 150% of the amount per annum the Company paid in its last full fiscal year, which amount has been disclosed to AAC.

         (l)      EMPLOYEES.
                  ---------

                  (i) For a period of one year following the Effective Time, the Surviving Corporation will not adopt or make effective any change in any "employee benefit plan" (within the meaning of Section 3(3) of ERISA) that would terminate or substantially reduce any benefits provided thereunder or materially increase the cost to any employee of participation thereunder without any notice to all affected employees at least 60 days in advance.

                  (ii) The Surviving Corporation shall assume and perform the obligations of the Company and its Subsidiaries under the employment and severance contracts specified in ss.3(h) of the Company Disclosure Schedule.

                  (iii) Prior to the Effective Time, the Company shall adopt, effective at the Effective Time, a stock incentive plan substantially in the form attached as Exhibit C hereto (the "Plan"), and shall reserve for issuance under such Plan a number of shares, equal to 10% of Surviving Corporation Common Stock. To the extent required by law or NASDAQ listing requirements or necessary to obtain customary tax benefits for the Company or the holders of options, the adoption of such Plan shall be contingent on approval by the holders of Surviving Corporation Common Stock. The Company shall use its best efforts to secure such approval not later than the Effective Time. On or immediately after the Effective Time, the Surviving Corporation shall grant options to purchase at least 10.0% of Surviving Corporation Common Stock under such Plan pursuant to the terms and conditions set forth in ss.5 of the Plan to such Persons and in such amounts as determined by the board of directors of the Surviving Corporation or its Compensation Committee. Within eighteen months following the Effective Time, the Surviving Corporation shall grant options to purchase at least 2.0% of Surviving Corporation Common Stock (except with respect to options that expire by their own terms). As soon as practicable after the adoption of such Plan, the Surviving Corporation shall file a registration statement on Form S-8 (or other appropriate form) with respect to the Surviving Corporation Common Stock to be issued pursuant to such Plan and shall use its best efforts to maintain the effectiveness of such registration statement (and maintain the currency of any related prospectus) for so long as options are outstanding or may be granted under such Plan.

                  (iv) Prior to the Effective Time, the Company shall (A) take such action as may be necessary to terminate the Company's 1994 Stock Option and Incentive Plan, and (B) use its reasonable efforts under the circumstances to enter into a written agreement with each Person who holds an option to purchase shares of Company Common Stock whereby each such option holder agrees that such option will be cancelled immediately prior to the Effective Time in exchange for the cash payment specified in ss.2(d)(vii). If the per share exercise price of any option equals or exceeds the Cash Election Price, such agreement shall provide for the cancellation of such option without any corresponding payment.

         (m)      DISCLOSURE.
                  ----------

                  (i) DISCLOSURE BY COMPANY. The Joint Disclosure Documents prepared by the Company will comply with the Securities Exchange Act in all material respects. The Joint Disclosure Documents will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they will be made, not misleading; PROVIDED, HOWEVER, that the Company makes no representation or warranty with respect to any information that AAC and its Affiliates will supply specifically for use in the Joint Disclosure Documents.

                  (ii) DISCLOSURE BY AAC. The Joint Disclosure Documents will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they will be made, not misleading; PROVIDED, HOWEVER, that AAC makes no representation or warranty with respect to any information that the Company will supply specifically for use in the Joint Disclosure Documents.

         (n) COMFORT LETTERS. The Company will deliver to AAC on or before the date the Joint Disclosure Document is mailed to the Company Stockholders a letter from its accountants, Coopers & Lybrand, LLP stating its conclusions as to the accuracy of certain information derived from the financial records from the Company and its Subsidiaries and contained in the Joint Disclosure Document (the "Company Comfort Letter"). The Company Comfort Letter shall be reasonably satisfactory to AAC in form and substance. AAC will deliver to the Company on or before the date the Joint Disclosure Document is mailed to the Stockholders of the Company a letter from its accountants, Coopers & Lybrand, LLP, stating its conclusions as to the accuracy of certain information derived from the financial records of AAC and contained in the Joint Disclosure Document (the "AAC Comfort Letter"). The AAC Comfort Letter shall be reasonably satisfactory to the Company in form and substance. Each of the Company Comfort Letter and the AAC Comfort Letter shall cover such matters as are customarily covered in transactions of the type contemplated hereby.

         (o) AFFILIATE LETTERS. Not later than the tenth Business Day following the mailing of the Joint Disclosure Document, the Company shall deliver to AAC, after consultation with legal counsel, a list of the names and addresses of those persons it deems to be "Affiliates" of the Company within the meaning of Rule 145 promulgated under the Securities Act and a letter, substantially in the form attached hereto as Exhibit D, restricting the disposition of shares retained by such Affiliate as part of the Merger Consideration.

         (p) CONTINUED REGISTRATION. The Surviving Corporation will use commercially reasonable efforts, for at least two years after the Effective Time of the Merger, to cause the Surviving Corporation Common Stock not to be de-listed from The NASDAQ National Market System ("NASDAQ"); PROVIDED, HOWEVER, that the Surviving Corporation may cause or permit the Surviving Corporation Common Stock to be de-listed in connection with any transaction which results in the termination of registration of such securities under Section 12 of the Securities Exchange Act; PROVIDED, HOWEVER, that nothing in this ss.5(p) shall require the Surviving Corporation to take any affirmative action to prevent the Surviving Corporation Common Stock from being delisted by NASDAQ if the Surviving Corporation Common Stock ceases to meet the applicable listing standards.

         (q) OPERATION OF AAC'S BUSINESS. Except as expressly permitted by this Agreement or contemplated in the Ancillary Agreements, the Debt Financing Commitments and the Equity Financing Commitment, AAC will not incur any liabilities or material obligations not set forth in ss.5(q) of the AAC Disclosure Schedule.

         (r) NO AMENDMENT OF ANCILLARY AGREEMENTS. From the date hereof through the Effective Time, neither AAC nor the Company shall amend in any manner adverse to the other Party in any material respect any of the Ancillary Agreements without the other Party's prior written consent, which consent shall not be unreasonably withheld.

         (s) SOLVENCY OPINION. The Company shall use its commercially reasonable efforts to obtain the Solvency Opinion.

         6.       CONDITIONS TO OBLIGATION TO CLOSE.
                  ---------------------------------

         (a) CONDITIONS TO OBLIGATION OF AAC. The obligation of AAC to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  (i) the representations and warranties set forth in ss.3 above shall be true and correct in all respects at and as of the Effective Time, except (A) for those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date, subject to clause (B)), and (B) where the failure of such representations and warranties taken together without regard to any materiality or Knowledge qualification set forth therein to be true and correct could reasonably be expected to have a Material Adverse Effect, with the same force and effect as if made on and as of the Effective Time;

                  (ii) the Company shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                  (iii) there shall not be any judgment, order, decree, stipulation, injunction, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement; PROVIDED, HOWEVER, that AAC shall use its reasonable best efforts to have any such judgment, order, decree, stipulation, injunction or charge vacated or reversed;

                  (iv) the Company shall have delivered to AAC a certificate to the effect that each of the conditions specified above in ss.6(a)(i)-(iii) is satisfied in all respects

                  (v) this Agreement and the Merger shall have received the Requisite Stockholder Approval or the Requisite Super-Majority Stockholder Approval, as the case may be;

                  (vi) the holders of not more than 3% of the outstanding shares of Company Common Stock shall have demanded appraisal of such shares in accordance with the Delaware General Corporation Law;

                  (vii) the Company shall have delivered to AAC written consents to the transactions contemplated hereby from third parties who are parties to Contracts set forth on ss.6(a) of the Company Disclosure Schedule;

                  (viii) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and the Parties shall have received all other authorizations, consents, and approvals of Governmental Bodies referred to in ss.3(d) above;

                  (ix) AAC shall be reasonably satisfied that the Merger will be recorded as a recapitalization for financial reporting purposes;

                  (x) Total Debt of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP as of the Effective Time shall not exceed $38 million;

                  (xi) the Company shall have received the proceeds of the Financing on terms and conditions set forth in the Debt Financing Commitments or upon terms and conditions which are substantially equivalent thereto;

                  (xii) the Company shall have received and accepted the resignations of all directors of the Company other than Richard P. Kleinknecht;

                  (xiii) the Stockholders Agreement shall be in full force and effect and the parties thereto shall have taken the actions required to be taken pursuant to Section 5 thereof; and

                  (xiv) each of the Investors Agreement, Share Exchange and Termination Agreement, the Starr Termination Agreement, the Walsh Employment Agreement, the KEC-NJ

Labor Pool Agreement, the Corporate Opportunity Agreement, and the KEC-NY Labor Pool Agreement shall be in full force and effect.

To the extent permitted by applicable law, AAC may waive any condition specified in this ss.6(a) if it executes and delivers to the Company written notice so stating at or prior to the Closing.

         (b) CONDITIONS TO OBLIGATION OF THE COMPANY. The obligation of the Company to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  (i) the representations and warranties set forth in ss.4 above, without regard to any materiality or Knowledge qualification set forth therein, shall be true and correct in all respects at and as of the Effective Time, except (A) for those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date, subject to clause (B)) , and (B) where the failure of such representations and warranties taken together without regard to any materiality or Knowledge qualification set forth therein to be true and correct could reasonably be expected to have a Material Adverse Effect, with the same force and effect as if made on and as of the Effective Time;

                  (ii) AAC shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                  (iii) there shall not be any judgment, order, decree, stipulation, injunction, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement; PROVIDED, HOWEVER, that Company shall use its reasonable best efforts to have any such judgment, order, decree, stipulation, injunction or charge vacated or reversed;

                  (iv) AAC shall have delivered to the Company a certificate to the effect that each of the conditions specified above in ss.6(b)(i)-(iii) is satisfied in all respects;

                  (v) this Agreement and the Merger shall have received the Requisite Stockholder Approval or the Requisite Super-Majority Stockholder Approval, as the case may be;

                  (vi) the AAC Shareholder Agreement shall be in full force and effect;

                  (vii) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and the Parties shall have received all other authorizations, consents, and approvals of Governmental Bodies referred to in ss.3(d) above;

                  (viii) the Company shall be reasonably satisfied that the Merger will be recorded as a recapitalization for financial reporting purposes; and

                  (ix) the board of directors of the Company shall have received the Solvency Opinion.

To the extent permitted by applicable law, the Company may waive any condition specified in this ss.6(b) if it executes and delivers to AAC written notice so stating at or prior to Closing.

         7.       TERMINATION.
                  -----------

         (a) TERMINATION OF AGREEMENT. Any of the Parties may terminate this Agreement, and the Merger contemplated hereby may be abandoned, with the prior authorization of its board of directors (whether before or after stockholder approval), as provided below:

                  (i) the Parties may terminate this Agreement by mutual written consent at any time prior to the Effective Time;

                  (ii) AAC may terminate this Agreement by giving written notice to the Company at any time prior to the Effective Time (A) in the event the Company has breached any material representation, warranty, or covenant contained in this Agreement when made or at any time prior to the Closing in any material respect, AAC has notified the Company of the breach, and the breach has continued without cure for a period of 15 days after the notice of breach, or
(B) if the Closing shall not have occurred on or before April 30, 1998, by reason of the failure of any condition precedent under ss.6(a) hereof (unless the failure results from AAC breaching any of its representations, warranties, or covenants contained in this Agreement);

                  (iii) the Company may terminate this Agreement by giving written notice to AAC at any time prior to the Effective Time (A) in the event AAC has breached any material representation, warranty, or covenant contained in this Agreement when made or at any time prior to the Closing in any material respect, the Company has notified AAC of the breach, and the breach has continued without cure for a period of 15 days after the notice of breach, or
(B) if the Closing shall not have occurred on or before April 30, 1998, by reason of the failure of any condition precedent under ss.6(b) hereof (unless the failure results from the Company breaching any of its representations, warranties, or covenants contained in this Agreement);

                  (iv) the Company may terminate this Agreement by giving written notice to AAC, at any time prior to the Effective Time, in the event that a Person has made an Acquisition Proposal that the board of directors of the Company determines, in good faith, and after consultation with and advice from its financial advisors, is reasonably likely to be subject to completion and would, if consummated, result in a transaction more favorable, from a financial point of view, to the Company's Stockholders than this Agreement and the Merger (a "Superior Acquisition Proposal");

                  (v) either Party may terminate this Agreement by giving written notice to the other Party at any time after the Special Meeting in the event this Agreement and the Merger fail to receive the Requisite Stockholder Approval;

                  (vi) AAC may terminate this Agreement by giving written notice to the Company if (A) the board of directors of the Company shall have withdrawn or modified or amended, in a manner adverse to AAC, either its approval or recommendation of this Agreement and the Merger or its recommendation that the Company Stockholders adopt and approve this Agreement and the

Merger, (B) the board of directors of the Company shall have approved, recommended or endorsed any Superior Acquisition Proposal, or (C) if the Company has failed to duly call the Special Meeting;

                  (vii) the Company may terminate this Agreement by giving written notice to AAC if (A) the board of directors of the Company shall have withdrawn or modified or amended, in a manner adverse to AAC, its approval and recommendation of this Agreement and the Merger or its recommendation that the Company Stockholders adopt and approve this Agreement and the Merger, or (B) the board of directors of the Company shall have approved, recommended or endorsed any Superior Acquisition Proposal, provided that the Company shall be in compliance with ss.5(j).

         (b) EFFECT OF TERMINATION. If any Party terminates this Agreement pursuant to ss.7(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party (or its directors, officers or stockholders) to any other Party (except for any liability of any Party then in breach); PROVIDED, HOWEVER, that (i) this ss.7(b), (ii) ss.7(c), (iii) the confidentiality provisions contained in ss.5(h) above, (iv) the Confidentiality/Standstill Letter Agreement, and (v) the provisions of ss.8(b), ss.8(h), ss.8(i) and ss.8(l), shall, in each case, survive any such termination.

         (c) TERMINATION FEE; EXPENSES. Upon the occurrence of any one of the following, the Company shall pay AAC a Termination Fee (as defined below) and certain expenses (as described below):

                           (i) this Agreement having been terminated by the Company or AAC, as the case may be, pursuant to ss.7(a)(iv), ss.7(a)(vi)(B) or ss.7(a)(vii)(B); or

                           (ii) a Third Party having made an Acquisition Proposal (whether prior to or following the termination of this Agreement) and this Agreement having been terminated pursuant to ss.7(a)(vi)(A), ss.7(a)(vi)(C) or ss.7(a)(vii)(A), the Company consummates an Acquisition Transaction within 12 months following termination of this Agreement.

The termination fee referred to in the preceding sentence shall be equal to $3.37 million (the "Termination Fee") and shall be payable, if at all, upon the occurrence of the relevant event under clause (i) or (ii) above. The expenses referred to in the first sentence of this ss.7(c) shall mean that amount, not to exceed $2.2 million in the aggregate, of all reasonable out-of-pocket costs, fees and expenses, including, without limitation, the reasonable fees and disbursements of banks, investment banks, accountants or legal counsel. Notwithstanding anything to the contrary contained in this ss.7(c), the expenses referred to in the previous sentence shall be payable upon termination of this Agreement under ss.7(a)(iv), ss.7(a)(vi) or ss.7(a)(vii) above within ten (10) Business Days of receipt by the Company of reasonably satisfactory documentation detailing such costs, fees and expenses.

         8.       MISCELLANEOUS.
                  -------------

         (a) SURVIVAL. Except for the provisions of ss.7(b), ss.7(c) and the provisions of ss.8 (and the provisions referred to in ss.7(b), ss.7(c) and ss.8) none of the representations, warranties, and covenants of the Parties will survive the Effective Time.

         (b) PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; PROVIDED, HOWEVER, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure).

         (c) NO THIRD PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns; PROVIDED, HOWEVER, that (i) the provisions in ss.2 above concerning payment of the Merger Consideration are intended for the benefit of the Company's Stockholders; (ii) the provisions in ss.5(k) above concerning insurance and indemnification are intended for the benefit of the individuals specified therein and their respective heirs and legal representatives; (iii) the provisions of ss.5(l) are for the benefit of continuing employees; (iv) the provisions of ss.2(d)(vii) are for the benefit of the holders of options to purchase shares of Company Common Stock; and (v) the provisions of ss.5(p) are intended for the benefit of the holders of Surviving Corporation Common Stock other than the stockholders of AAC.

         (d) ENTIRE AGREEMENT. This Agreement (including the Exhibits and the Schedule hereto, the Company Disclosure Schedule and AAC Disclosure Schedule and the attachments thereto) and the Confidentiality/Standstill Letter Agreement, constitute the entire agreement between the Parties and supersede any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof. References in this Agreement to transactions contemplated by this Agreement shall include transactions contemplated by the Ancillary Agreements.

         (e) SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.

         (f) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         (g) GENERAL INTERPRETIVE PRINCIPLES. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

                  (i) the terms defined in this Agreement include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

                  (ii) accounting terms not otherwise defined herein have the meanings given to them in accordance with GAAP;

                  (iii) references herein to "articles," "sections," "ss.'s," "subsections," and other subdivisions without reference to a document are to designated articles, sections, ss.'s, subsections, and other subdivisions of this Agreement;

                  (iv) a reference to a subsection without further reference to a section is a reference to such subsection as contained in the same section in which the reference appears, and this rule shall also apply to paragraphs and other subdivisions;

                  (v) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision;

                  (vi) the term "include" or "including" shall mean without limitation by reason of enumeration;

                  (vii) the headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement;

                  (viii) any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires; and

                  (ix) the Parties have participated jointly in the negotiation and drafting of this Agreement, and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any of the provisions of this Agreement.

         (h) NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two Business Days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

         If to the Company:                 IPC Information Systems, Inc.
                                            Wall Street Plaza
                                            88 Pine Street
                                            New York, New York 10005
                                            Facsimile: (212) 858-7959
                                            Attention: Daniel Utevsky, Esq.

                  Copy to:                  Thacher Proffitt & Wood
                                            Two World Trade Center
                                            New York, New York 10048
                                            Facsimile: (212) 912-7751
                                            Attention: Thomas N. Talley, Esq.

         If to AAC:                         Arizona Acquisition Corp.
                                            c/o Cable Systems Holding LLC
                                            505 North 51st Avenue
                                            Phoenix, Arizona 85043-2701
                                            Facsimile:  (602) 233-5782
                                            Attention:  President

                  Copies to:                Citicorp Venture Capital, Ltd.
                                            399 Park Avenue
                                            New York, New York 10043
                                            Facsimile: (212) 888-2940
                                            Attention: Richard M. Cashin, Jr.

                                            Morgan, Lewis & Bockius LLP
                                            101 Park Avenue
                                            New York, New York 10178-0060
                                            Facsimile: (212) 309-6273
                                            Attention: Philip H. Werner, Esq.

Either Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

         (i) GOVERNING LAW; FORUM SELECTION; AND WAIVER OF JURY TRIAL. (i) This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York; except, however, the Delaware General Corporation Law shall apply to matters governed exclusively thereby.

                  (ii) The Parties hereto agree that any action, suit or proceeding (a "Proceeding") arising out of the transactions contemplated by this Agreement shall be commenced and litigated exclusively in the United States District Court for the District of Delaware or in a state court of the State of Delaware.

                  (iii) Each of the Parties hereto hereby irrevocably and unconditionally (A) consents to submit to the exclusive jurisdiction of the federal and state courts in the State of Delaware for any Proceeding (and each such Party agrees not to commence any Proceeding, except in such courts), (B) waives any objection to the laying of venue of any Proceeding in the courts of the State of Delaware, and (C) waives, and agrees not to plead or to make, any claim that any Proceeding brought in any court of the State of Delaware has been brought in an improper or otherwise inconvenient forum.

                  (iv) Each of the Parties hereby irrevocably designates and appoints RL&F Service Corp., with offices on the date hereof at One Rodney Square, Wilmington, Delaware 19801 (hereinafter called the "Agent"), as its attorney-in-fact to receive service of process in such Proceeding, it being agreed that service upon such attorney-in-fact shall constitute valid service upon each of the Parties or its successors or assigns. Each of the Parties agrees that (A) the sole responsibilities of the Agent shall be (1) to receive such process, (2) to send a copy of any such process so received to the relevant Party, by registered airmail, return receipt requested, at the address set forth in ss.8(h) hereof, or at the last address filed in writing by such Party with the Agent and (3) to give prompt telegraphic notice of receipt thereof to such Party at such address, and (B) the Agent shall have no responsibility for the receipt or non-receipt by such Party of such process, nor for any performance or non-performance by such Party or any other Party to this Agreement or their successors or assigns. Each of the Parties hereby agrees to pay to the Agent such compensation as shall be agreed upon from time to time for services of the Agent hereunder. Each of the Parties hereby agrees that its submission to jurisdiction and its designation of the Agent set forth above is made for the express benefit of each of the Parties hereto. Each of the Parties further agrees that a final judgment against a Party in any such action or proceeding shall be conclusive, and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law, a certified or true copy of which final judgment shall be conclusive evidence of the fact and of the amount of any indebtedness or liability of such Party herein described; provided that nothing in this ss.8(i)(iv) shall affect the right of any Party or its successors or assigns to serve legal process in any other manner permitted by law. Each of the Parties further covenants and agrees that so long as this Agreement shall be in effect, each of the Parties shall maintain a duly appointed agent for the service of summonses and other legal processes in Wilmington, Delaware and will notify the other parties hereto of the name and address of such agent if it is no longer the Agent.

                  (v) Each of the Parties hereto agrees that it shall not seek a jury trial in any Proceeding based upon or arising out of or otherwise related to this Agreement or any of the other documents and instruments contemplated hereby and each of the Parties hereto hereby waives any and all right to any such jury trial.

         (j) AMENDMENTS AND WAIVERS. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time with the prior authorization of their respective boards of directors; PROVIDED, HOWEVER, that any amendment effected subsequent to stockholder approval will be subject to the restrictions contained in the Delaware General Corporation Law. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by both Parties. No waiver by either Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver shall be valid unless the same shall be in writing and signed by both Parties.

         (k) SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction; PROVIDED, HOWEVER, that if the invalidity of any covenant, agreement or provision shall deprive any party of the economic benefit intended to be conferred by this Agreement, the Parties shall negotiate in good faith to amend the Agreement in a manner so that the economic effect of the Agreement, as amended, is as nearly as possible the same as the economic effect of this Agreement.

         (l) EXPENSES. Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, whether or not the Merger is consummated.

         (m) INCORPORATION OF EXHIBITS, SCHEDULE AND DISCLOSURE SCHEDULES. The Exhibits, Schedule, the Company Disclosure Schedule and the AAC Disclosure
Schedule identified in this Agreement are incorporated herein by reference and made a part hereof.

         (n) TRANSFER TAXES. Any liability arising out of the New York City or New York State Real Property Transfer Tax, if applicable and due with respect to the Merger, shall be borne by the Surviving Corporation and expressly shall not be a liability of the Company Stockholders.

         (o) LIMITED RECOURSE. Notwithstanding anything in this Agreement or any Ancillary Agreement to the contrary (except as otherwise provided in the Ancillary Agreements), (i) the obligations and liabilities of the Parties hereunder and thereunder shall be without recourse to any stockholder of such Party or any of such stockholder's Affiliates (other than the Parties), or any of their respective directors, employees, officers, representatives or agents (in each case, in their capacity as such) and shall be limited to the assets of such Party and (ii) the stockholders of AAC have made no (and shall not be deemed to have made any) representations, warranties or covenants (express or implied) under or in connection with this Agreement or any Ancillary Agreement.

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.


                                      IPC INFORMATION SYSTEMS, INC.



                                      By:      /S/ S.T. CLONTZ
                                         ----------------------------------
                                      Title:   PRESIDENT AND C.E.O.
                                            -------------------------------

                                      ARIZONA ACQUISITION CORP.



                                      By:      /S/ PETER A. WOOG
                                          ---------------------------------
                                      Title:   PRESIDENT
                                             ------------------------------

                                                                      SCHEDULE A


                       DIRECTORS OF SURVIVING CORPORATION
                       ----------------------------------

Peter Woog
Richard Cashin, Jr.
David Y. Howe
Robert J. McInerney
Richard Kleinknecht
2 independent directors to be designated by AAC
2 management directors to be designated by AAC

                                                                     EXHIBIT A-1


                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION

                                       OF

                          IPC INFORMATION SYSTEMS, INC.



                  IPC Information Systems, Inc., a Delaware corporation incorporated August 29, 1985 under the name IPC Merger Corporation, does hereby amend and restate its certificate of incorporation to read in its entirety as set forth below:

                  1. NAME. The name of the corporation is IPC Information Systems, Inc. (the "Corporation").

                  2. REGISTERED OFFICE AND AGENT. The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

                  3. PURPOSE. The nature of the business and purpose or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                  4.  CAPITAL STOCK.

                  4.1 SHARES, CLASSES AND SERIES AUTHORIZED. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is thirty-five million (35,000,000) shares, of which ten million (10,000,000) shares shall be preferred stock, par value one cent ($.01) per share (the "Preferred Stock"), and twenty five million (25,000,000) shares shall be common stock, par value one cent ($.01) per share (the "Common Stock"). The Preferred Stock and Common Stock are sometimes hereinafter collectively referred to as the "Capital Stock."

                  4.2 DESIGNATIONS, POWERS, PREFERENCES, RIGHTS, QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS RELATING TO THE CAPITAL STOCK. The following is a statement of the designations, powers, preferences and rights in respect of the classes of the Capital Stock, and the qualifications, limitations or restrictions thereof, and of the authority with respect thereto expressly vested in the Board of the Corporation.

                  (a) PREFERRED STOCK. The Preferred Stock may be issued from time to time in one or more series, the number of shares and any designation of each series and the powers, preferences and rights of the shares of each series, and the qualifications, limitations or restrictions thereof, to be as stated and expressed in a resolution or resolutions providing for the issue of such series adopted by the Board of Directors, subject to the limitations prescribed by law. The Board of Directors in any such resolution or resolutions is expressly authorized to state for each such series:

                  (i) the voting powers, if any, of the holders of stock of such series in addition to any voting rights affirmatively required by law;

                  (ii) the rights of stockholders in respect of dividends, including, without limitation, the rate or rates per annum and the time or times at which (or the formula or other method pursuant to which such rate or rates and such time or times may be determined) and conditions upon which the holders of stock of such series shall be entitled to receive dividends and other distributions, and whether any such dividends shall be cumulative or noncumulative and, if cumulative, the terms upon which such dividends shall be cumulative;

                  (iii) whether the stock of each such series shall be redeemable by the Corporation at the option of the Corporation or the holder thereof or upon the occurrence of a specified event or events, and, if redeemable, the terms and conditions upon which the stock of such series may be redeemed;

                  (iv) the amount payable and the rights or preferences to which the holders of the stock of such series shall be entitled upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

                  (v) the terms, if any, upon which shares of stock of such series shall be convertible into, or exchangeable for, shares of stock of any other class or classes or of any other series of the same or any other class or classes, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any; and

                  (vi) any other designations, preferences, and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, so far as they are not inconsistent with the provisions of this Restated Certificate of Incorporation and to the full extent now or hereafter permitted by the laws of the State of Delaware.

                  All shares of the Preferred Stock of any one series shall be identical to each other in all respects, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon, if cumulative, shall be cumulative.

                  Subject to any limitations or restrictions stated in the resolution or resolutions of the Board of Directors originally fixing the number of shares constituting a series, the Board of

Directors may by resolution or resolutions likewise adopted increase (but not above the total number of authorized shares of that class) or decrease (but not below the number of shares of the series then outstanding) the number of shares of the series subsequent to the issue of shares of that series; and if the number of shares of any series shall be so decreased, the shares constituting the decrease shall resume that status that they had prior to the adoption of the resolution originally fixing the number of shares constituting such series.

                  (b) COMMON STOCK. All shares of Common Stock shall be identical to each other in every respect. The shares of Common Stock shall entitle the holders thereof to one vote for each share on all matters on which stockholders have the right to vote. The holders of Common Stock shall not be permitted to cumulate their votes for the election of directors.

                  Subject to the preferences, privileges and powers with respect to each class or series of Capital Stock having any priority over the Common Stock, and the qualifications, limitations or restrictions thereof, the holders of the Common Stock shall have and possess all rights pertaining to the Common Stock. No holder of shares of Common Stock shall be entitled as such, as a matter of preemptive right, to subscribe for, purchase or otherwise acquire any part of any new or additional issue of stock of any class or series whatsoever of the Corporation, or of securities convertible into stock of any class or series whatsoever of the Corporation, or of any warrants or other instruments evidencing rights or options to subscribe for, purchase or otherwise acquire such stock or securities, whether now or hereafter authorized or whether issued for cash or other consideration or by way of dividend.

                  5.       BOARD OF DIRECTORS.

                  5.1 NUMBER OF DIRECTORS. The total number of directors which shall constitute the whole board of directors shall be determined in accordance with the By-laws of the Corporation, but shall not be less than two (2) nor more than nine (9).

                  5.2 WRITTEN BALLOT. Unless and to the extent that the By-Laws so provide, elections of directors need not be by written ballot.

                  5.3 AMENDMENT OF BY-LAWS. The Board of Directors of the Corporation, acting by majority vote, may alter, amend or repeal the By-Laws of the Corporation.

                  6. LIMITATION OF DIRECTOR LIABILITY. Except as otherwise provided by the Delaware General Corporation Law as the same exists or may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this Section 6 by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.
                  IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be duly executed by ______________________, its Chief Executive Officer, and attested to by ______________, its Secretary, this ___th day of ___, 199_.

                                                   IPC INFORMATION SYSTEMS, INC.



                                                   By:_________________________
                                                        Name:
                                                        Title:




Attest:


___________________________
Name:
Title:

                                                                     EXHIBIT A-2

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                          IPC INFORMATION SYSTEMS, INC.



                  IPC Information Systems, Inc., a Delaware corporation incorporated August 29, 1985 under the name IPC Merger Corporation, does hereby amend and restate its certificate of incorporation to read in its entirety as set forth below:

                  1. NAME. The name of the corporation is IPC Information Systems, Inc. (the "Corporation").

                  2. REGISTERED OFFICE AND AGENT. The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

                  3. PURPOSE. The nature of the business and purpose or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                  4.       CAPITAL STOCK.

                  4.1 SHARES, CLASSES AND SERIES AUTHORIZED. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is thirty-five million (35,000,000) shares, of which ten million (10,000,000) shares shall be preferred stock, par value one cent ($.01) per share (the "Preferred Stock"), and twenty five million (25,000,000) shares shall be common stock, par value one cent ($.01) per share (the "Common Stock"). The Preferred Stock and Common Stock are sometimes hereinafter collectively referred to as the "Capital Stock."

                  4.2 DESIGNATIONS, POWERS, PREFERENCES, RIGHTS, QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS RELATING TO THE CAPITAL STOCK. The following is a statement of the designations, powers, preferences and rights in respect of the classes of the Capital Stock, and the qualifications, limitations or restrictions thereof, and of the authority with respect thereto expressly vested in the Board of the Corporation.

                  (a) PREFERRED STOCK. The Preferred Stock may be issued from time to time in one or more series, the number of shares and any designation of each series and the powers, preferences and rights of the shares of each series, and the qualifications, limitations or restrictions thereof, to be as stated and expressed in a resolution or resolutions providing for the issue of such series adopted by the Board of Directors, subject to the limitations prescribed by law. The Board of Directors in any such resolution or resolutions is expressly authorized to state for each such series:

                  (i) the voting powers, if any, of the holders of stock of such series in addition to any voting rights affirmatively required by law;

                  (ii) the rights of stockholders in respect of dividends, including, without limitation, the rate or rates per annum and the time or times at which (or the formula or other method pursuant to which such rate or rates and such time or times may be determined) and conditions upon which the holders of stock of such series shall be entitled to receive dividends and other distributions, and whether any such dividends shall be cumulative or noncumulative and, if cumulative, the terms upon which such dividends shall be cumulative;

                  (iii) whether the stock of each such series shall be redeemable by the Corporation at the option of the Corporation or the holder thereof or upon the occurrence of a specified event or events, and, if redeemable, the terms and conditions upon which the stock of such series may be redeemed;

                  (iv) the amount payable and the rights or preferences to which the holders of the stock of such series shall be entitled upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

                  (v) the terms, if any, upon which shares of stock of such series shall be convertible into, or exchangeable for, shares of stock of any other class or classes or of any other series of the same or any other class or classes, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any; and

                  (vi) any other designations, preferences, and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, so far as they are not inconsistent with the provisions of this Restated Certificate of Incorporation and to the full extent now or hereafter permitted by the laws of the State of Delaware.

                  All shares of the Preferred Stock of any one series shall be identical to each other in all respects, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon, if cumulative, shall be cumulative.

                  Subject to any limitations or restrictions stated in the resolution or resolutions of the Board of Directors originally fixing the number of shares constituting a series, the Board of Directors may by resolution or resolutions likewise adopted increase (but not above the total number of authorized shares of that class) or decrease (but not below the number of shares of the series then outstanding) the number of shares of the series subsequent to the issue of shares of that series; and if the number of shares of any series shall be so decreased, the shares constituting the decrease shall resume that status that they had prior to the adoption of the resolution originally fixing the number of shares constituting such series.

                  (b) COMMON STOCK. All shares of Common Stock shall be identical to each other in every respect. The shares of Common Stock shall entitle the holders thereof to one vote for each share on all matters on which stockholders have the right to vote. The holders of Common Stock shall not be permitted to cumulate their votes for the election of directors.

                  Subject to the preferences, privileges and powers with respect to each class or series of Capital Stock having any priority over the Common Stock, and the qualifications, limitations or restrictions thereof, the holders of the Common Stock shall have and possess all rights pertaining to the Capital Stock.

                  No holder of shares of Common Stock shall be entitled as such, as a matter of preemptive right, to subscribe for, purchase or otherwise acquire any part of any new or additional issue of stock of any class or series whatsoever of the Corporation, or of securities convertible into stock of any class or series whatsoever of the Corporation, or of any warrants or other instruments evidencing rights or options to subscribe for, purchase or otherwise acquire such stock or securities, whether now or hereafter authorized or whether issued for cash or other consideration or by way of dividend.

                  5.       BOARD OF DIRECTORS.

                  5.1 NUMBER OF DIRECTORS. The total number of directors which shall constitute the whole board of directors shall be determined in accordance with the By-laws of the Corporation, but shall not be less than two (2) nor more than nine (9).

                  5.2 CLASSIFICATION OF BOARD. Subject to the rights of any holders of any series of Preferred Stock that may be issued by the Corporation pursuant to a resolution or resolutions of the Board of Directors providing for such issuance, the directors of the Corporation shall be divided into three classes with respect to the term of office, each class to contain, as near as may be possible, one-third of the whole number of the Board, with the terms of office of one class expiring each successive year. At each annual meeting of stockholders, the successors to the class of directors whose term expires at that time shall be elected by the stockholders to serve until the annual meeting of stockholders held three years next following and until their successors shall be elected and qualified.

                  In the event of any intervening changes in the authorized number of directors, the Board of Directors shall designate the class or classes to which the increases or decreases in directorships shall be apportioned and may designate one or more directorships as directorships of another class in order more nearly to achieve equality of number of directors among the classes; provided, however, that no such apportionment or redesignation shall shorten the term of any incumbent director.

                  Unless and to the extent that the By-laws so provide, elections of directors need not be by written ballot.

                  5.3 VACANCIES. Subject to the limitations prescribed by law and this Restated Certificate of Incorporation, all vacancies in the office of director, including vacancies created by newly created directorships resulting from an increase in the authorized number of directors, may be filled only by a vote of a majority of the directors then holding office, although less than a quorum, or by a sole remaining director; and any director so elected shall serve for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor is duly elected and shall qualify or until such director's earlier resignation or removal.

                  5.4 AMENDMENT TO THIS PARAGRAPH. In addition to any requirements of law or of any other provisions of this Restated Certificate of Incorporation, the affirmative vote of the holders of not less than eighty percent (80%) of the total number of votes eligible to be cast by the holders of all outstanding shares of Capital Stock entitled to vote thereon shall be required to amend, alter, rescind or repeal any provision of this Paragraph 5.

                  6.       LIMITATION OF DIRECTOR LIABILITY.

                  6.1 LIMITATION. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is expressly prohibited by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended.

                  6.2 NO RETROACTIVE CHANGES. Any amendment, termination or repeal of this Paragraph 6 or any provisions hereof shall not adversely affect or diminish in any way any right or protection of a director of the Corporation existing with respect to any act or omission occurring prior to the time of the final adoption of such amendment, termination or repeal.

                  6.3 AMENDMENT OF THIS PARAGRAPH. In addition to any requirements of law or of any other provisions of this Restated Certificate of Incorporation, the affirmative vote of the holders of not less than seventy percent (70%) of the total number of votes eligible to be cast by the holders of all outstanding shares of Capital Stock entitled to vote thereon shall be required to amend, alter, rescind or repeal any provision of this Paragraph 6.

                  7.       AMENDMENTS.

                  7.1 AMENDMENTS OF CERTIFICATE OF INCORPORATION. In addition to any affirmative vote required by applicable law and any voting rights granted to or held by holders of Preferred Stock, any alteration, amendment, repeal or rescission (collectively, any "Change") of any provision of this Restated Certificate of Incorporation must be approved by a majority of the directors of the Corporation then in office and by the affirmative vote of the holders of a majority (or such greater proportion as may otherwise be required pursuant to any specific provision of this Restated Certificate of Incorporation) of the total votes eligible to be cast by the holders of all outstanding shares of Capital Stock entitled to vote thereon.

                  Except as may otherwise be provided in this Restated Certificate of Incorporation, the Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, and to add or insert herein any other provisions authorized by the laws of the State of Delaware at the time in force, in the manner now or hereafter prescribed by law, and all rights, preferences and privileges of any nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the provisions contained in this Paragraph 7.1.

                  7.2 AMENDMENTS OF BY-LAWS. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, alter, amend, rescind or repeal from time to time any of the By-laws of the Corporation in accordance with the terms thereof; provided, however, that any By-law made by the Board may be altered, amended, rescinded, or repealed by the holders of a majority of the shares of Capital Stock entitled to vote thereon at any annual meeting or at any special meeting called for that purpose. Notwithstanding the foregoing, any provision of the By-laws that contains a supermajority voting requirement shall only be altered, amended, rescinded, or repealed by a vote of the Board or holders of shares of Capital Stock entitled to vote thereon that is not less than the supermajority specified in such provision.

                  The foregoing Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

                  IN WITNESS WHEREOF, IPC Information Systems, Inc. has caused this Restated Certificate of Incorporation to be duly executed by Richard P. Kleinknecht, its Chairman and Chief Executive Officer, and attested to by Daniel Utevsky, its Secretary, this 9th day of May, 1994.

                                           IPC INFORMATION SYSTEMS, INC.



                                           By:      /S/ RICHARD P. KLEINKNECHT
                                                  -----------------------------
                                                Richard P. Kleinknecht, Chairman
                                                   and Chief Executive Officer


Attest:


/S/ DANIEL UTEVSKY
----------------------------

Daniel Utevsky, Secretary

                                                                       EXHIBIT B

                              AMENDED AND RESTATED
                                     BY-LAWS
                                       OF
                          IPC INFORMATION SYSTEMS, INC.

                                    ARTICLE I
                                  STOCKHOLDERS
                                  ------------

             SECTION 1. ANNUAL MEETING. The annual meeting of the stockholders of the Corporation shall be held on such date, at such time and at such place within or without the State of Delaware as may be designated by the Board of Directors, for the purpose of electing Directors and for the transaction of such other business as may be properly brought before the meeting.

             SECTION 2. SPECIAL MEETINGS. Except as otherwise provided in the Certificate of Incorporation, a special meeting of the stockholders of the Corporation may be called at any time by the Board of Directors or the Chairman of the Board. Any special meeting of the stockholders shall be held on such date, at such time and at such place within or without the State of Delaware as the Board of Directors or the officer calling the meeting may designate. At a special meeting of the stockholders, no business shall be transacted and no corporate action shall be taken other than that stated in the notice of the meeting unless all of the stockholders are present in person or by proxy, in which case any and all business may be transacted at the meeting even though the meeting is held without notice.

             SECTION 3. NOTICE OF MEETINGS. Except as otherwise provided in these By-Laws or by law, a written notice of each meeting of the stockholders shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder of the Corporation entitled to vote at such meeting at his or her address as it appears on the records of the Corporation. The notice shall state the place, date and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

             SECTION 4. QUORUM. At any meeting of the stockholders, the holders of a majority in number of the total outstanding shares of stock of the Corporation entitled to vote at such meeting, present in person or represented by proxy, shall constitute a quorum of the stockholders for all purposes, unless the representation of a larger number of shares shall be required by law, by the Certificate of Incorporation or by these By-Laws, in which case the representation of the number of shares so required shall constitute a quorum; provided that at any meeting of the stockholders at which the holders of any class of stock of the Corporation shall be entitled to vote separately as a class, the holders of a majority in number of the total outstanding shares of such class, present in person or represented by proxy, shall constitute a quorum for purposes of such class vote unless the representation of a larger number of shares of such class shall be required by law, by the Certificate of Incorporation or by these By-Laws.

             SECTION 5. ADJOURNED MEETINGS. Whether or not a quorum shall be present in person or represented at any meeting of the stockholders, the holders of a majority in number of the shares of stock of the Corporation present in person or represented by proxy and entitled to vote at such meeting may adjourn from time to time; provided, however, that if the holders of any class of stock of the Corporation are entitled to vote separately as a class upon any matter at such meeting, any adjournment of the meeting in respect of action by such class upon such matter shall be determined by the holders of a majority of the shares of such class present in person or represented by proxy and entitled to vote at such meeting. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the stockholders, or the holders of any class of stock entitled to vote separately as a class, as the case may be, may transact any business which might have been transacted by them at the original meeting. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the adjourned meeting.

             SECTION 6. ORGANIZATION. The Chairman of the Board, or, in his absence, the Vice-Chairman of the Board, or, in their absence, the Chief Executive Officer, or, in the absence of the Chairman of the Board, the Vice-Chairman of the Board and the Chief Executive Officer, the President, or, in the absence of the Chairman of the Board, the Vice-Chairman of the Board, the Chief Executive Officer and the President, a Vice President shall call all meetings of the stockholders to order, and shall act as Chairman of such meetings. In the absence of the

Chairman of the Board, the Vice-Chairman of the Board, the Chief Executive Officer, the President and all of the Vice Presidents, the holders of a majority in number of the shares of stock of the Corporation present in person or represented by proxy and entitled to vote at such meeting shall elect a Chairman.

             The Secretary of the Corporation shall act as Secretary of all meetings of the stockholders; but in the absence of the Secretary, the Chairman may appoint any person to act as Secretary of the meeting. It shall be the duty of the Secretary to prepare and make, at least ten days before every meeting of stockholders, a complete list of stockholders entitled to vote at such meeting, arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting or, if not so specified, at the place where the meeting is to be held, for the ten days next preceding the meeting, to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, and shall be produced and kept at the time and place of the meeting during the whole time thereof and subject to the inspection of any stockholder who may be present.

             SECTION 7. VOTING. Except as otherwise provided in the Certificate of Incorporation or by law, each stockholder shall be entitled to one vote for each share of the capital stock of the Corporation registered in the name of such stockholder upon the books of the Corporation. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for him or her by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. When directed by the presiding officer or upon the demand of any stockholder, the vote upon any matter before a meeting of stockholders shall be by ballot. Except as otherwise provided by law or by the Certificate of Incorporation, Directors shall be elected by a plurality of the votes cast at a meeting of stockholders by the stockholders entitled to vote in the election and, whenever any corporate action, other than the election of Directors is to be taken, it shall be authorized by a majority of the votes cast at a meeting of stockholders by the stockholders entitled to vote thereon.

             Shares of the capital stock of the Corporation belonging to the Corporation or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes.

             SECTION 8. INSPECTORS. When required by law or directed by the presiding officer or upon the demand of any stockholder entitled to vote, but not otherwise, the polls shall be opened and closed, the proxies and ballots shall be received and taken in charge, and all questions touching the qualification of voters, the validity of proxies and the acceptance or rejection of votes shall be decided at any meeting of the stockholders by one or more Inspectors who may be appointed by the Board of Directors before the meeting, or if not so appointed, shall be appointed by the presiding officer at the meeting. If any person so appointed fails to appear or act, the vacancy may be filled by appointment in like manner. Each inspector, before entering upon the discharge of his duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his ability.

             SECTION 9. CONSENT OF STOCKHOLDERS IN LIEU OF MEETING. Any action required to be taken at any annual or special meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of the stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation's registered office shall be made by hand or by certified or registered mail, return receipt requested.

             Every written consent shall bear the date of signature of each stockholder who signs the consent and no written consent shall be effective to take the corporate action referred to therein unless, within sixty (60) days of the date the earliest dated consent is delivered to the Corporation, a written consent or consents signed by a sufficient number of holders to take action are delivered to the Corporation in the manner prescribed in the first paragraph of this Section.

                                   ARTICLE II
                                   ----------
                               BOARD OF DIRECTORS
                               ------------------

             SECTION 1. NUMBER AND TERM OF OFFICE. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors, none of whom need be stockholders of the Corporation. The number of Directors constituting the Board of Directors shall be fixed from time to time by resolution passed by a majority of the Board of Directors. The Directors shall, except as hereinafter otherwise provided for filling vacancies, be elected at the annual meeting of stockholders, and shall hold office until their respective successors are elected and qualified or until their earlier resignation or removal.

             SECTION 2. REMOVAL, VACANCIES AND ADDITIONAL DIRECTORS. The stockholders may, at any special meeting the notice of which shall state that it is called for that purpose, remove, with or without cause, any Director and fill the vacancy; provided that whenever any Director shall have been elected by the holders of any class of stock of the Corporation voting separately as a class under the provisions of the Certificate of Incorporation, such Director may be removed and the vacancy filled only by the holders of that class of stock voting separately as a class. Vacancies caused by any such removal and not filled by the stockholders at the meeting at which such removal shall have been made, or any vacancy caused by the death or resignation of any Director or for any other reason, and any newly created directorship resulting from any increase in the authorized number of Directors, may be filled by the affirmative vote of a majority of the

Directors then in office, although less than a quorum, and any Director so elected to fill any such vacancy or newly created directorship shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal.

             When one or more Directors shall resign effective at a future date, a majority of the Directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each Director so chosen shall hold office as herein provided in connection with the filling of other vacancies.

             SECTION 3. PLACE OF MEETING. The Board of Directors may hold its meetings in such place or places in the State of Delaware or outside the State of Delaware as the Board from time to time shall determine.

             SECTION 4. REGULAR MEETINGS. Regular meetings of the Board of Directors shall be held at such times and places as the Board from time to time by resolution shall determine. No further notice shall be required for any regular meeting of the Board of Directors; but a copy of every resolution fixing or changing the time or place of regular meetings shall be mailed to every Director at least five days before the first meeting held in pursuance thereof.

              SECTION 5. SPECIAL MEETINGS. Special meetings of the Board of Directors shall be held whenever called by direction of the Chairman of the Board or by any two of the Directors then in office.

             Notice of the day, hour and place of holding of each special meeting shall be given by mailing the same at least two days before the meeting or by causing the same to be transmitted by facsimile, telegram or telephone at least one day before the meeting to each Director. Unless otherwise indicated in the notice thereof, any and all business other than an amendment of these By-Laws may be transacted at any special meeting, and an amendment of these By-Laws may be acted upon if the notice of the meeting shall have stated that the amendment of these By-Laws is one of the purposes of the meeting. At any meeting at which every Director shall be present, even though without any notice, any business may be transacted, including the amendment of these By-Laws.

             SECTION 6. QUORUM. Subject to the provisions of Section 2 of this
Article II, a majority of the members of the Board of Directors in office (but in no case less than one-third of the total number of Directors nor less than two Directors) shall constitute a quorum for the transaction of business and the vote of the majority of the Directors present at any meeting of the Board of Directors at which a quorum is present shall be the act of the Board of Directors. If at any meeting of the Board there is less than a quorum present, a majority of those present may adjourn the meeting from time to time.

             SECTION 7. ORGANIZATION. The Chairman of the Board shall preside at all meetings of the Board of Directors. In the absence of the Chairman of the Board, a Chairman shall be elected from the Directors present. The Secretary of the Corporation shall act as Secretary of all meetings of the Directors; but in the absence of the Secretary, the Chairman may appoint any person to act as Secretary of the meeting.

             SECTION 8. COMMITTEES. The Board of Directors may designate one or more committees including, without limitation, compensation and audit committees, each committee to consist of one or more of the Directors of the Corporation. The Board may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and the affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to approving or adopting, or recommending to the stockholders, any action or matter expressly required by law to be submitted to stockholders for approval, or adopting, amending or repealing these By-laws.

             SECTION 9. CONFERENCE TELEPHONE MEETINGS. Unless otherwise restricted by the Certificate of Incorporation or by these By-Laws, the members of the Board of Directors or any committee designated by the Board, may participate in a meeting of the Board or such committee, as the case may be, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at such meeting.

             SECTION 10. CONSENT OF DIRECTORS OR COMMITTEE IN LIEU OF MEETING. Unless otherwise restricted by the Certificate of Incorporation or by these By-Laws, any action required or permitted to be taken at any meeting of the Board Directors, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing and the writing or writings are filed with the minutes of proceedings of the Board or committee, as the case may be.

                                   ARTICLE III
                                   -----------
                                    OFFICERS
                                    --------

             SECTION 1. OFFICERS. The officers of the Corporation shall be a Chairman of the Board, Vice-Chairman of the Board, Chief Executive Officer, a President, one or more Vice Presidents, a Secretary and a Treasurer, and such additional officers, if any, as shall be elected by the Board of Directors pursuant to the provisions of Section 7 of this Article III. The Chairman of the Board, the Vice-Chairman of the Board, the President, the Chief Executive Officer, one or more Vice Presidents, the Secretary and the Treasurer shall be elected by the Board of Directors at its first meeting after each annual meeting of the stockholders. The failure to hold such election shall not of itself terminate the term of office of any officer. All officers shall hold office at the pleasure of the Board of Directors. Any officer may resign at any time upon written notice to the Corporation. Officers may, but need not, be Directors. Any number of offices may be held by the same person.
             All officers, agents and employees shall be subject to removal, with or without cause, at any time by the Board of Directors. The removal of an officer without cause shall be without prejudice to his or her contract rights, if any. The election or appointment of an officer shall not of itself create contract rights. All agents and employees other than officers elected by the Board of Directors shall also be subject to removal, with or without cause, at any time by the officers appointing them.

             Any vacancy caused by the death, resignation or removal of any officer, or otherwise, may be filled by the Board of Directors, and any officer so elected shall hold office at the pleasure of the Board of Directors.

             In addition to the powers and duties of the officers of the Corporation as set forth in these By-Laws, the officers shall have such authority and shall perform such duties as from time to time may be determined by the Board of Directors.

             SECTION 2. POWERS AND DUTIES OF THE CHAIRMAN OF THE BOARD. The Chairman of the Board shall preside at all meetings of the stockholders and at all meetings of the Board of Directors and shall have such other powers and perform such other duties as may from time to time be assigned by these By-Laws or by the Board of Directors.

             SECTION 3. POWERS AND DUTIES OF THE VICE-CHAIRMAN OF THE BOARD. The Vice-Chairman of the Board shall have all powers and shall perform all duties incident to the office of Vice-Chairman of the Board and shall have such other powers and perform such other duties as may from time to time be assigned by these By-Laws or by the Board of Directors or the Chairman of the Board.

             SECTION 4. POWERS AND DUTIES OF THE CHIEF EXECUTIVE OFFICER. The Chief Executive Officer shall be the chief executive officer of the Corporation, have general charge and control of all the Corporation's business and affairs and, subject to the control of the Board of Directors, shall have all powers and shall perform all duties incident to the office of Chief Executive Officer. In the absence of the Chairman of the Board, the Chief Executive Officer shall preside at all meetings of the stockholders and at all meetings of the Board of Directors. In addition, the Chief Executive Officer shall have such other powers and perform such other duties as may from time to time be assigned by these By-Laws or by the Board of Directors.

              SECTION 5. POWERS AND DUTIES OF THE PRESIDENT. The President shall, subject to the control of the Board of Directors, have all powers and shall perform all duties incident to the office of President. In the absence of the Chairman of the Board and the Chief Executive Officer, the President shall preside at all meetings of the stockholders and at all meetings of the Board of Directors. In the absence of the Chief Executive Officer, the President shall be the chief executive officer of the Corporation, have general charge and control of all the Corporation's business and affairs and shall have such other powers and perform such other duties as may from time to time be assigned by these By-Laws or by the Board of Directors.

              SECTION 6. POWERS AND DUTIES OF THE VICE PRESIDENTS. Each Vice President shall have all powers and shall perform all duties incident to the office of Vice President and shall have such other powers and perform such other duties as may from time to time be assigned by these By-Laws or by the Board of Directors, the Chairman of the Board, the Chief Executive Officer or the President.

             SECTION 7. POWERS AND DUTIES OF THE SECRETARY. The Secretary shall keep the minutes of all meetings of the Board of Directors and the minutes of all meetings of the stockholders in books provided for that purpose. The Secretary shall attend to the giving or serving of all notices of the Corporation; shall have custody of the corporate seal of the Corporation and shall affix the same to such documents and other papers as the Board of Directors, the Chairman of the Board, the Vice-Chairman of the Board, the Chief Executive Officer or the President shall authorize and direct; shall have charge of the stock certificate books, transfer books and stock ledgers and such other books and papers as the Board of Directors, the Chairman of the Board, the Vice-Chairman of the Board, the Chief Executive

Officer or the President shall direct, all of which shall at all reasonable times be open to the examination of any Director, upon application, at the office of the Corporation during business hours. The Secretary shall have all powers and shall perform all duties incident to the office of Secretary and shall also have such other powers and shall perform such other duties as may from time to time be assigned by these By-Laws or by the Board of Directors, the Chairman of the Board, the Vice-Chairman of the Board, the Chief Executive Officer or the President.

             SECTION 8. POWERS AND DUTIES OF THE TREASURER. The Treasurer shall have custody of, and when proper shall pay out, disburse or otherwise dispose of, all funds and securities of the Corporation. The Treasurer may endorse on behalf of the Corporation for collection checks, notes and other obligations and shall deposit the same to the credit of the Corporation in such bank or banks or depositary or depositaries as the Board of Directors may designate; shall sign all receipts and vouchers for payments made to the Corporation; shall enter or cause to be entered regularly in the books of the Corporation kept for the purpose full and accurate accounts of all moneys received or paid or otherwise disposed of and whenever required by the Board of Directors, the Chairman of the Board, the Vice-Chairman of the Board, the Chief Executive Officer or the President shall render statements of such accounts. The Treasurer shall, at all reasonable times, exhibit the books and accounts to any Director of the Corporation upon application at the office of the Corporation during business hours; and shall have all powers and shall perform all duties incident of the office of Treasurer and shall also have such other powers and shall perform such other duties as may from time to time be assigned by these By-Laws or by the Board of Directors, the Chairman of the Board, the Vice-Chaiman of the Board, the Chief Executive Officer or the President.

             SECTION 9. ADDITIONAL OFFICERS. The Board of Directors may from time to time elect such other officers (who may but need not be Directors), including a Controller, Assistant Treasurers, Assistant Secretaries and Assistant Controllers, as the Board may deem advisable and such officers shall have such authority and shall perform such duties as may from time to time be assigned by the Board of Directors, the Chairman of the Board, the Vice-Chairman of the Board, the Chief Executive Officer or the President.

             The Board of Directors may from time to time by resolution delegate to any Assistant Treasurer or Assistant Treasurers any of the powers or duties herein assigned to the Treasurer; and may similarly delegate to any Assistant Secretary or Assistant Secretaries any of the powers or duties herein assigned to the Secretary.

             SECTION 10. GIVING OF BOND BY OFFICERS. All officers of the Corporation, if required to do so by the Board of Directors, shall furnish bonds to the Corporation for the faithful performance of their duties, in such penalties and with such conditions and security as the Board shall require.

              SECTION 11. VOTING UPON STOCKS. Unless otherwise ordered by the Board of Directors, the Chairman of the Board, the Vice-Chairman of the Board, the Chief Executive

Officer, the President or any Vice President shall have full power and authority on behalf of the Corporation to attend and to act and to vote, or in the name of the Corporation to execute proxies to vote, at any meeting of stockholders of any corporation in which the Corporation may hold stock, and at any such meeting shall possess and may exercise, in person or by proxy, any and all rights, powers and privileges incident to the ownership of such stock. The Board of Directors may from time to time, by resolution, confer like powers upon any other person or persons.

             SECTION 12. COMPENSATION OF OFFICERS. The officers of the Corporation shall be entitled to receive such compensation for their services as shall from time to time be determined by the Board of Directors.

                                   ARTICLE IV
                                   ----------
                    INDEMNIFICATION OF DIRECTORS AND OFFICERS
                    -----------------------------------------

             Section 1. RIGHT TO INDEMNIFICATION. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter, a "Proceeding"), by reason of the fact that he or she is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter, an "Indemnitee"), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith and such indemnification shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the Indemnitee's heirs, executors and administrators; PROVIDED, HOWEVER, that, except as provided in Section 3 of this Article IV with respect to Proceedings to enforce rights to indemnification, the Corporation shall indemnify any such Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.
             Section 2. RIGHT TO ADVANCEMENT OF EXPENSES. The right to indemnification conferred in Section 1 of this Article IV shall include the right to be paid by the Corporation the expenses incurred in defending any Proceeding for which such right to indemnification is applicable in advance of its final disposition (hereinafter, an "Advancement of Expenses"); PROVIDED, HOWEVER, that, if the Delaware General Corporation Law requires, an Advancement of Expenses incurred by an Indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter, an "Undertaking"), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter, a "Final Adjudication") that such Indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise.

             Section 3. RIGHT OF INDEMNITEE TO BRING SUIT. The rights to indemnification and to the advancement of expenses conferred in Sections 1 or 2 of this Article IV shall be contract rights. If a claim under Sections 1 or 2 of this Article IV is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an Advancement of Expenses, in which case the applicable period shall be twenty days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an Advancement of Expenses) it shall be a defense that, and
(ii) in any suit by the Corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking the Corporation shall be entitled to recover such expenses upon a Final Adjudication that, the Indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an Advancement of Expenses hereunder, or by the Corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such Advancement of Expenses, under this Section or otherwise shall be on the Corporation.

             Section 4. NON-EXCLUSIVITY OF RIGHTS. The rights to indemnification and to the Advancement of Expenses conferred in this Article IV shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's certificate of incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

             Section 5. INSURANCE. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

             Section 6. INDEMNIFICATION OF EMPLOYEES AND AGENTS OF THE CORPORATION. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and to the Advancement of Expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article IV with respect to the indemnification and Advancement of Expenses of directors and officers of the Corporation.

                                    ARTICLE V
                                    ---------
                             STOCK-SEAL-FISCAL YEAR
                             ----------------------

             SECTION 1. CERTIFICATES FOR SHARES OF STOCK. The certificates for shares of stock of the Corporation shall be in such form, not inconsistent with the Certificate of Incorporation, as shall be approved by the Board of Directors. All certificates shall be signed by the Chairman of the Board, the Vice-Chairman of the Board, the Chief Executive Officer, the President or a Vice President and by the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer, and shall not be valid unless so signed.

             In case any officer or officers who shall have signed any such certificate or certificates shall cease to be such officer or officers of the Corporation, whether because of death, resignation or otherwise, before such certificate or certificates shall have been delivered by the Corporation, such certificate or certificates may nevertheless be issued and delivered as though the person or persons who signed such certificate or certificates had not ceased to be such officer or officers of the Corporation.

             All certificates for shares of stock shall be consecutively numbered as the same are issued. The name of the person owning the shares represented thereby with the number of such shares and the date of issue thereof shall be entered on the books of the Corporation.

             Except as hereinafter, provided, all certificates surrendered to the Corporation for transfer shall be canceled, and no new certificates shall be issued until former certificates for the same number of shares have been surrendered and canceled.

             SECTION 2. LOST, STOLEN OR DESTROYED CERTIFICATES. Whenever a person owning a certificate for shares of stock of the Corporation alleges that it has been lost, stolen or destroyed, he or she shall file in the office of the Corporation an affidavit setting forth, to the best of his or her knowledge and belief, the time, place and circumstances of the loss, theft or destruction, and, if required by the Board of Directors, a bond of indemnity or other indemnification sufficient in the opinion of the Board of Directors to indemnify the Corporation and its agents against any claim that may be made against it or them on account of the alleged loss, theft or destruction of any such certificate or the issuance of a new certificate in replacement therefor. Thereupon the Corporation may cause to be issued to such person a new certificate in replacement for the certificate alleged to have been lost, stolen or destroyed. Upon the stub of every new certificate so issued shall be noted the fact of such issue and the number, date and the name of the registered owner of the lost, stolen or destroyed certificate in lieu of which the new certificate is issued.

             SECTION 3. TRANSFER OF SHARES. Shares of stock of the Corporation shall be transferred on the books of the Corporation by the holder thereof, in person or by his or her attorney duly authorized in writing, upon surrender and cancellation of certificates for the number of shares of stock to be transferred, except as provided in Section 2 of this Article IV.

             SECTION 4. REGULATIONS. The Board of Directors shall have power and authority to make such rules and regulations as it may deem expedient concerning the issue, transfer and registration of certificates for shares of stock of the Corporation.

             SECTION 5. RECORD DATE. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders, or to receive payment of any dividend or other distribution or allotment of any rights or to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of any meeting of stockholders, nor more than sixty (60) days prior to the time for such other action as hereinbefore described; provided, however, that if no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held, and, for determining stockholders entitled to receive payment of any dividend or other distribution or allotment of rights or to exercise any rights of change, conversion or exchange of stock or for any other purpose, the record date shall be at the close of business on the day on which the Board of Directors adopts a resolution relating thereto.
             A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.
             In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall be not more than ten (10) days after the date upon which the resolution fixing the record date is adopted. If no record date has been fixed by the Board of Directors and no prior action by the Board of Directors is required by the Delaware General Corporation Law, the record date shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in the manner prescribed by
Article I, Section 9 hereof. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by the Delaware General Corporation Law with respect to the proposed action by written consent of the stockholders, the record date for determining stockholders entitled to consent to corporate action in writing shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

             SECTION 6. DIVIDENDS. Subject to the provisions of the Certificate of Incorporation, the Board of Directors shall have power to declare and pay dividends upon shares of stock of the Corporation, but only out of funds available for the payment of dividends as provided by law.

             Subject to the provisions of the Certificate of Incorporation, any dividends declared upon the stock of the Corporation shall be payable on such date or dates as the Board of Directors shall determine. If the date fixed for the payment of any dividend shall in any year fall upon a legal holiday, then the dividend payable on such date shall be paid on the next day not a legal holiday.

             SECTION 7. CORPORATE SEAL. The Board of Directors shall provide a suitable seal, containing the name of the Corporation, which seal shall be kept in the custody of the Secretary. A duplicate of the seal may be kept and be used by any officer of the Corporation designated by the Board of Directors, the Chairman of the Board, the Vice-Chairman of the Board, the Chief Executive Officer or the President.

              SECTION 8. FISCAL YEAR. The fiscal year of the Corporation shall be such fiscal year as the Board of Directors from time to time by resolution shall determine.

                            ARTICLE VI MISCELLANEOUS
                            ------------------------
                                   PROVISIONS.
                                   -----------

             SECTION 1. CHECKS, NOTES, ETC. All checks, drafts, bills of exchange, acceptances, notes or other obligations or orders for the payment of money shall be signed and, if so required by the Board of Directors, countersigned by such officers of the Corporation and/or other persons as the Board of Directors from time to time shall designate.

             Checks, drafts, bills of exchange, acceptances, notes, obligations and orders for the payment of money made payable to the Corporation may be endorsed for deposit to the credit of the Corporation with a duly authorized depository by the Treasurer and/or such other officers or persons as the Board of Directors from time to time may designate.

             SECTION 2. LOANS. No loans and no renewals of any loans shall be contracted on behalf of the Corporation except as authorized by the Board of Directors. When authorized to do so, any officer or agent of the Corporation may effect loans and advances for the Corporation from any bank, trust company or other institution or from any firm, corporation or individual, and for such loans and advances may make, execute and deliver promissory notes, bonds or other evidences of indebtedness of the Corporation. When authorized so to do, any officer or agent of the Corporation may pledge, hypothecate or transfer, as security for the payment of any and all loans, advances, indebtedness and liabilities of the Corporation, any and all stocks, securities and other personal property at any time held by the Corporation, and to that end may endorse, assign and deliver the same. Such authority may be general or confined to specific instances.

             SECTION 3. CONTRACTS. Except as otherwise provided in these By-Laws or by law or as otherwise directed by the Board of Directors, the Chairman of the Board, the Vice-Chairman of the Board, the Chief Executive Officer, the President or any Vice President shall be authorized to execute and deliver, in the name and on behalf of the Corporation, all agreements, bonds, contracts, deeds, mortgages, and other instruments, either for the Corporation's own account or in a fiduciary or other capacity, and the seal of the Corporation, if appropriate, shall be affixed thereto by any of such officers or the Secretary or an Assistant Secretary. The Board of Directors, the Chairman of the Board, the Vice-Chairman of the Board, the Chief Executive Officer, the President or any Vice President designated by the Board of Directors may authorize any other officer, employee or agent to execute and deliver, in the name and on behalf of the Corporation, agreements, bonds, contracts, deeds, mortgages, and other instruments, either for the Corporation's own account or in a fiduciary or other capacity, and, if appropriate, to affix the seal of the Corporation thereto. The grant of such authority by the Board or any such officer may be general or confined to specific instances.

             SECTION 4. WAIVERS OF NOTICE. Whenever any notice whatever is required to be given by law, by the Certificate of Incorporation or by these By-Laws to any person or persons, a waiver thereof in writing, signed by the person or persons entitled to the notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

              SECTION 5. OFFICES OUTSIDE OF DELAWARE. Except as otherwise required by the laws of the State of Delaware, the Corporation may have an office or offices and keep its books, documents and papers outside of the State of Delaware at such place or places as from time to time may be determined by the Board of Directors, the Chairman of the Board, the Vice-Chairman of the Board, the Chief Executive Officer or the President.

                                   ARTICLE VII
                                   -----------
                                   AMENDMENTS
                                   ----------

             These By-Laws and any amendment thereof may be altered, amended or repealed, or new By-Laws may be adopted, by the Board of Directors at any regular or special meeting by the affirmative vote of a majority of all of the members of the Board, provided in the case of any special meeting at which all of the members of the Board are not present, that the notice of such meeting shall have stated that the amendment of these By-Laws was one of the purposes of the meeting; but these By-Laws and any amendment thereof may be altered, amended or repealed or new By-Laws may be adopted by the holders of a majority of the total outstanding stock of the Corporation entitled to vote at any annual meeting or at any special meeting, provided, in the case of any special meeting, that notice of such proposed alteration, amendment, repeal or adoption is included in the notice of the meeting.

                                  ARTICLE VIII
                                  ------------
                              WAIVER OF SECTION 203
                              ---------------------

             The Corporation expressly elects not to be governed by Section 203 of the Delaware General Corporation Law, which election shall, in accordance with such Section, not be effective until 12 months after the adoption of these By-Laws and not apply to any business combination between the Corporation and any person who became an interested stockholder of the Corporation on or prior to such adoption.

                                                                       EXHIBIT C

                          IPC INFORMATION SYSTEMS, INC.
                                STOCK OPTION PLAN


Section 1.        PURPOSE
                  -------

         The Plan authorizes the Compensation Committee of the Board to provide employees, directors and consultants of the Corporation or its Subsidiaries, who are in a position to contribute to the long-term success of the Corporation and its Subsidiaries, with Options to acquire Common Stock of the Corporation. The Corporation believes that this incentive program will cause those persons to increase their interest in the welfare of the Corporation and its Subsidiaries, and aid in attracting and retaining employees and consultants of outstanding ability. Options granted under the Plan are not intended to qualify as incentive stock options pursuant to Section 422 of the Internal Revenue Code of 1986, as amended.


Section 2.        DEFINITIONS
                  -----------

         Unless the context clearly indicates otherwise, the following terms, when used in the Plan, shall have the meanings set forth in this Section:

         (a)      "Board" means the Board of Directors of the Corporation.

         (b) "Cause" means any of the following: (i) commission of any act of fraud or dishonesty with respect to the business of the Corporation or its Subsidiaries, (ii) willful misconduct or gross negligence in connection with the performance of a Grantee's duties to the Corporation and its Subsidiaries, (iii) indictment for, or conviction of, any crime or an offence involving moral turpitude, (iv) commission of any act injurious to the interest of the Corporation, or (v) breach of any material provision of any applicable employment or consulting agreement. Notwithstanding the foregoing, if any Grantee is party to an employment or consulting agreement governing the terms of his employment or consultancy with the Corporation or its Subsidiaries, and such agreement includes a definition of cause, then for purposes hereof, cause shall have the meaning ascribed thereto in such agreement.

         (c) "Change in Control" shall mean (i) approval by the stockholders of the Corporation of a transaction that would result in the reorganization, merger or consolidation of the Corporation with one or more persons, and, upon consummation thereof, would result in persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) at least 50% of the securities entitled to vote generally in the election of directors of the Corporation, beneficially owning (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) in the aggregate immediately after such transaction less than 50% of the securities entitled to vote generally in the election of directors of the entity resulting from such transaction; (ii) the acquisition of all or substantially all of the assets of the Corporation or beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of at least 50% of the outstanding securities of the Corporation entitled to vote generally in the election of directors by any person or by any persons acting in concert, or approval by the stockholder of the Corporation of any transaction which would result in such an acquisition (other than by any person or persons who beneficially own (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934), immediately after the closing date of transactions contemplated by the Merger Agreement at least 50% of the outstanding securities of the Corporation entitled to vote generally in the election of directors); or (iii) a complete liquidation or dissolution of the Corporation, or approval of the Corporation of a plan for such liquidation or dissolution; PROVIDED, HOWEVER, that in no event shall any of the transactions contemplated by the Merger Agreement (or shareholder approval thereof) constitute a Change in Control.

         (d) "Committee" means the Compensation Committee of the Board; PROVIDED, HOWEVER, that with respect to any Option granted or to be granted to any member of the Compensation Committee, Committee shall mean the Board acting through a majority of its members who are not members of the Compensation Committee.

         (e) "Common Stock" means the common stock par value $.01 per share, of the Corporation.

         (f) "Consultant" means any person who is engaged to perform services for the Corporation, or has agreed to perform services for the Corporation, other than as an Employee or Director.

         (g) "Corporation" means IPC Information Systems, Inc., a Delaware corporation.

         (h)      "Director" means any member of the Board.

         (i) "Disability" means a physical or mental impairment that causes the Grantee to be unable to engage in any substantial gainful activity and that is expected to result in death or is expected to last for a continuous period of at least 12 months. Notwithstanding the foregoing, if any Grantee is party to an employment or consulting agreement governing the terms of his employment or consultancy with the Corporation or its Subsidiaries, and such agreement includes a definition of disability, then for purposes hereof, disability shall have the meaning ascribed thereto in such agreement.

         (j) "Employee" means any employee of the Corporation or any of its Subsidiaries, or any person who has agreed to become an employee of the Corporation or any of its Subsidiaries. The term Employee shall include directors who are otherwise employed by the Corporation or any Subsidiary.

         (k) "Fair Market Value" means, as of any date, the fair market value of a share of Common Stock as determined by the Committee acting in good faith in its sole discretion; PROVIDED, HOWEVER, that if the Common Stock is listed on a national securities exchange or quoted in an interdealer quotation system, the fair market value shall be based on the last sales price or, if unavailable, the average of the closing bid and asked prices per share of the Common Stock on such date (or, if there was no trading or quotation in the Common Stock on such date, on the next preceding date on which there was trading or quotation) as provided by one of such organizations. Notwithstanding the foregoing, the Fair Market Value of a share of Common Stock on the closing date of the transactions contemplated by the Merger Agreement shall be deemed to be the "Cash Election Price" as defined in the Merger Agreement.

         (l) "Grantee" means a person granted an Option under the Plan.

         (m) "Merger Agreement" means the Agreement and Plan of Merger, dated as of December 18, 1997 by and between the Corporation and Arizona Acquisition Corp., a Delaware Corporation.

         (n) "Option" means an option granted pursuant to the Plan to purchase shares of the Common Stock.

         (o) "Plan" means this Stock Option Plan as set forth herein and as amended from time to time.

         (p) "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder as presently in effect or hereafter amended.

         (q) "Stock Option Agreement" shall mean a written agreement between the Corporation and the Grantee, or a certificate accepted by the Grantee, evidencing the grant of an Option hereunder and containing such terms and conditions, not inconsistent with the Plan, as the Committee shall approve.

         (r) "Subsidiary" shall mean (i) any corporation with respect to which the Corporation owns, directly or indirectly, 50% or more of the total combined voting power of all classes of stock of such corporation, or (ii) any entity which the Committee reasonably expects to become a Subsidiary within the meaning of clause (i).


Section 3.        SHARES OF COMMON STOCK SUBJECT TO THE PLAN
                  ------------------------------------------

         Subject to adjustment as provided in Section 7, the Common Stock which may be issued pursuant to Options granted under the Plan shall not exceed [554,112] shares in the aggregate [12% of outstanding on fully diluted basis]. Common Stock issuable under the Plan may be authorized but unissued shares or reacquired shares of Common Stock. Common Stock subject to Options that are forfeited, lapse or terminate in whole or in part for any reason, shall be available for issuance pursuant to other Options.


Section 4.        ADMINISTRATION OF THE PLAN
                  --------------------------

         (a) AUTHORITY OF THE COMMITTEE. The Plan shall be administered by the Committee. The Committee shall have full and final authority to take the following actions, in each case subject to and consistent with the provisions of the Plan:

          (i) to select the Employees, Directors and Consultants to whom Options may be granted;

         (ii) to determine the number of shares of Common Stock subject to each such Option; PROVIDED, HOWEVER, that during any calendar year, no individual may be granted Options with respect to more than 250,000 shares of Common Stock.

        (iii) to determine the terms and conditions of any Option granted under the Plan (including, but not limited to, the exercise price, the period, if any, over which Options shall vest and become exercisable (which period may be accelerated at any time in the discretion of the Committee), and performance conditions relating to an Option, based in each case on such considerations as the Committee shall determine), and all other matters to be determined in connection with an Option;

         (iv) to determine whether, to what extent and under what circumstances an the exercise price of an Option may be paid, in cash, Common Stock, or other property, or an Option may expire or be canceled, forfeited, or surrendered;

          (v) to determine the restrictions or conditions related to the delivery, holding and disposition of shares of Common Stock received upon exercise of an Option, and

         (vi) to prescribe the form of each Stock Option Agreement, which need not be identical for each Grantee;

        (vii) to adopt, amend, suspend, waive and rescind such rules and regulations and appoint such agents as the Committee may deem necessary or advisable to administer the Plan;

       (viii) to correct any defect or supply any omission or reconcile any inconsistency in the Plan and to construe and interpret the Plan and any Option, Stock Option Agreement or other instrument hereunder; and

         (ix) to make all other decisions and determinations as may be required under the terms of the Plan or as the Committee may deem necessary or advisable for the administration of the Plan.

The Committee may, at any time, grant new or additional options to any eligible Employee, Director or Consultant who has previously received Options under the Plan, or options under other plans, whether such prior Options or other options are still outstanding, have been exercised previously in whole or in part, or have been canceled. The exercise price of such new or additional Options may be established by the Committee, without regard to such previously granted Options or other options.

Other provisions of the Plan notwithstanding, the Board may perform any function of the Committee under the Plan, including without limitation for the purpose of ensuring that transactions under the Plan by Grantees who are then subject to
Section 16 of the Securities Exchange Act of 1934 in respect of the Corporation are exempt under Rule 16b-3 thereunder. In any case in which the Board is performing a function of the Committee under the Plan, each reference to the Committee herein shall be deemed to refer to the Board.

         (b) MANNER OF EXERCISE OF COMMITTEE AUTHORITY. Any action of the Committee with respect to the Plan shall be final, conclusive and binding on all persons, including the Corporation, Subsidiaries, Grantees, any person claiming any rights under the Plan from or through any Grantee and stockholders, except to the extent the Committee may subsequently modify, or take further action not consistent with, its prior action. If not specified in the Plan, the time at which the Committee must or may make any determination shall be determined by the Committee, and any such determination may thereafter by modified by the Committee (subject to Section 10). The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may delegate to officers or managers of the Corporation or any subsidiary of the Corporation the authority, subject to such terms as the Committee shall determine, to perform such functions as the Committee may determine, to the extent permitted under applicable law.

         (c) LIMITATION OF LIABILITY. Each member of the Committee shall be entitled to, in good faith, rely or act upon any report or other information furnished to him by any officer or other employee of the Corporation or any subsidiary, the Corporation's independent certified public accountants or any executive compensation consultant, legal counsel or other professional retained by the Corporation to assist in the administration of the Plan. To the fullest extent permitted by applicable law, no member of the Committee, nor any officer or employee of the Corporation acting on behalf of the Committee, shall be personally liable for any action, determination or interpretation taken or made in good faith with respect to the Plan, and all members of the Committee and any officer or employee of the Corporation acting on its behalf shall, to the extent permitted by law, be fully indemnified and protected by the Corporation with respect to any such action, determination or interpretation.


Section 5.        OPTION TERMS
                  ------------

         Unless otherwise determined by the Committee and set forth in a Stock Option Agreement, Options granted under the Plan shall contain the following terms and conditions:

         (a) EXERCISE PRICE. The exercise price per share of Common Stock subject to each Option shall equal the Fair Market Value on the date the Option is granted.

         (b) VESTING. Each Option shall vest and become exercisable in five equal installments on each of the first five anniversaries on the date the Option is granted; PROVIDED, HOWEVER that the Option shall be vested and exercisable as to no less than 75% of the shares of Common Stock subject thereto as of the end of any period of 30 consecutive trading days during which the Fair Market Value averages at least 300% of the Fair Market Value on the date the Option is granted, and shall be vested and exercisable as to 100% of the shares of Common Stock subject thereto as of the end of any period of 30 consecutive trading days during which the Fair Market Value averages at least 450% of the Fair Market Value on the date the Option is granted; AND PROVIDED FURTHER that each Option shall become vested and exercisable in full immediately prior to a Change in Control.

         (c) TERMINATION. Options held by any Grantee shall terminate upon the earliest of:

                  (i) the termination of the Grantee's employment, directorship or consultancy with the Corporation and its Subsidiaries for Cause;

                  (ii) 90 days after the Grantee's termination of employment, directorship or consultancy with the Corporation and its Subsidiaries (which shall be deemed to include the sale of any Subsidiary of the Corporation that employs such Grantee) for any reason other than Cause, death or Disability; PROVIDED, HOWEVER, that during any such 90-day period, the Options shall be exercisable only to the extent vested and exercisable as of the date of such termination;

                  (iii) 180 days after the Grantee's termination of employment, directorship or consultancy with the Corporation and its Subsidiaries by reason of death or Disability; PROVIDED, HOWEVER, that during any such 180-day period, the Options shall be exercisable only to the extent vested and exercisable as of the date of such termination;

                  (iv) the tenth anniversary of the date of grant; and

                  (v) upon the consummation of any transaction whereby the Corporation (or any successor to the Corporation or substantially all of its business) becomes a wholly-owned subsidiary of any other corporation (but after giving effect to Section 5(b)), unless such other corporation shall continue or assume the Plan as it relates to Options then outstanding (in which case such other corporation shall be treated as the Corporation for all purposes hereunder, and, pursuant to Section 7, the Committee of such other corporation shall make appropriate adjustment in the number and kind of shares of Common Stock subject thereto and the exercise price per share thereof to reflect consummation of such transaction). If the Plan is not to be so assumed, the Corporation shall notify the Grantee of consummation of such transaction at least ten days in advance thereof.

 Section 6.       EXERCISE OF OPTIONS
                  -------------------

         A Grantee shall exercise an Option by delivery of written notice to the Corporation setting forth the number of shares with respect to which the Option is to be exercised, together with cash, certified check, bank draft, wire transfer, or postal or express money order payable to the order of the Corporation for an amount equal to the exercise price of such shares and any income tax required to be withheld. The Committee may, in its sole discretion, permit a Grantee to pay all or a portion of the exercise price or tax withholding obligation by delivery of Common Stock or other property (including notes or other contractual obligations of the Grantee to make payment on a deferred basis, such as through "cashless exercise" arrangements, to the extent permitted by applicable law), and the methods by which Common Stock will be delivered or deemed to be delivered by the Grantee.


Section 7.        ADJUSTMENT UPON CHANGES IN CAPITALIZATION
                  -----------------------------------------

         In the event any recapitalization, forward or reverse split, reorganization, merger, consoli dation, spin-off, combination, repurchase, or exchange of Common Stock or other securities, Common Stock dividend or other special and nonrecurring dividend or distribution (whether in the form of cash, securities or other property), liquidation, dissolution, or other similar corporate transaction or event, affects the Common Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Grantees under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and kind of shares of Common Stock deemed to be available thereafter for grants of Options under Section 3,
(ii) the number and kind of shares of Common Stock that may be delivered or deliverable in respect of outstanding Options, (iii) the number of shares with respect to which Options may be granted to a given Grantee in the specified period as set forth in Section 4(a)(ii), and (iv) the exercise price. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Options (including, without limitation, cancellation of Options in exchange for the in-the-money value, if any, of the vested portion thereof, or substitution of Options using stock of a successor or other entity) in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding sentence) affecting the Corporation or any Subsidiary or the financial statements of the Corporation or any Subsidiary, or in response to changes in applicable laws, regulations, or accounting principles.


Section 8.        RESTRICTIONS ON ISSUANCE OF SHARES.
                  ----------------------------------

         The Corporation shall not be obligated to deliver Common Stock upon the exercise or settlement of any Option or take any other action under the Plan until the Corporation shall have determined that applicable federal and state laws, rules, and regulations have been complied with and such approvals of any regulatory or governmental agency have been obtained and contractual obligations to which the Option may be subject have been satisfied. The Corporation, in its discretion, may postpone the issuance or delivery of Common Stock under any Option until completion of such stock exchange listing or registration or qualification of Common Stock or other required action under any federal or state law, rule, or regulation as the Corporation may consider appropriate, and may require any Grantee to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Common Stock under the Plan. The Corporation shall file a registration statement on Form S-8 (or other appropriate form) with respect to the Common Stock to be issued pursuant to the Plan and shall use its best efforts to maintain the effectiveness of such registration statement (and maintain the currency of any related prospectus) for so long as Options are outstanding or may be granted under the Plan.


Section 9.        GENERAL PROVISIONS

         (a)      Each Option grant shall be evidenced by a Stock Option
Agreement.

         (b) The grant of an Option in any year shall not give the Grantee any right to similar grants in future years or any right to continue such Grantee's employment relationship with the Corporation. All Grantees shall remain subject to discharge to the same extent as if the Plan were not in effect.

         (c) No Grantee, and no beneficiary or other persons claiming under or through the Grantee shall have any right, title or interest by reason of any Option to any particular assets of the Corporation, or any shares of Common Stock allocated or reserved for the purposes of the Plan or subject to any Option except as set forth herein. The Corporation shall not be required to establish any fund or make any other segregation of assets to assure the payment of any Option.

         (d) Unless otherwise permitted in the discretion of the Committee, no Option or other right under the Plan may be sold, transferred, assigned, pledged or otherwise encumbered, except by will or the laws of descent and distribution, and an Option shall be exercisable during the Grantee's lifetime only by the Grantee.

         (e) The Corporation shall have the right to require that the Grantee make such provision, or furnish the Corporation such authorization, necessary or desirable so that the Corporation may satisfy its obligation, under applicable laws, to withhold or otherwise pay for income or other taxes of the Grantee attributable to the grant, exercise or cancellation of Options granted under the Plan or the sale of Common Stock issued with respect to Options. This authority shall include authority to withhold or receive Common Stock or other property and to make cash payments in respect thereof in satisfaction of a Grantee's tax obligations.

Section 10.       AMENDMENT OR TERMINATION
                  ------------------------

         The Board may alter, amend, suspend, discontinue or terminate the Plan at any time; PROVIDED, HOWEVER, that no such action shall adversely affect the rights of Grantees of Options previously granted hereunder and, PROVIDED FURTHER, HOWEVER, that any stockholder approval necessary or desirable in order to comply with applicable law, regulation or listing requirement shall be obtained in the manner required therein.

Section 11.       EFFECTIVE DATE OF PLAN
                  ----------------------

         The Plan shall be effective immediately after the closing of the transactions contemplated by the Merger Agreement, subject to the approval of the Plan by the Corporation's shareholders either before or after such effective date.

                                                                       EXHIBIT D

                                               _______________, 1998


IPC Information Systems, Inc.
Wall Street Plaza
88 Pine Street
New York, NY 10005



Ladies and Gentlemen:

The undersigned has been advised that as of the date of this letter, he may be deemed to be an "affiliate" of IPC Information Systems, Inc., a Delaware corporation ("IPC"), as the term "affiliate" is defined for purposes of Rule 145 ("Rule 145") promulgated under the Securities Act of 1933, as amended (the "Act"). Pursuant to the terms of the Agreement and Plan of Merger dated as of December , 1997 (the "Merger Agreement"), between Arizona Acquisition Corp.("AAC") and
IPC, AAC will be merged with and into IPC (the "Merger").

As a result of the Merger, the undersigned will receive shares of Common Stock, par value $.01 per share, of IPC ("New IPC Common Stock"), in exchange for shares of Common Stock, par value $.01 per share, of IPC (the "Old IPC Common Stock") owned (or deemed owned pursuant to the terms of the Merger Agreement) by the undersigned.

The undersigned hereby undertakes that he shall not make any sale, transfer or other disposition of New IPC Common Stock received in the Merger in violation of the Act and the rules and regulations promulgated thereunder. The undersigned has been advised that the issuance of New IPC Common Stock to him in the Merger has been registered with the Securities and Exchange Commission (the "SEC") on a Registration Statement on Form S-4. However, the undersigned has also been advised that, because at the time the Merger was submitted for a vote of the stockholders of IPC, the undersigned may be deemed to have been an "affiliate" of IPC and the distribution by him of New IPC Common Stock has not been registered under the Act, the undersigned may not sell, transfer or otherwise dispose of the New IPC Common Stock issued to him in the Merger except (i) pursuant to an effective registration statement under the Act, (ii) in conformity with the applicable volume and other limitations of Rule 145, or
(iii) in a transaction which, in the opinion of counsel reasonably satisfactory to IPC or as described in a "no action" or interpretive letter obtained by the undersigned from the staff of the SEC, is not required to be registered under the Act.

In the event of a sale or other disposition by the undersigned of New IPC Common Stock pursuant to Rule 145, the undersigned will supply IPC with evidence of compliance with such rule, in the form of a letter in the form of Annex 1 hereto. The undersigned understands that IPC may instruct its transfer agent to withhold the transfer of any shares of New IPC Common Stock disposed of by the undersigned, but that upon receipt of such evidence of compliance the transfer agent shall effectuate the transfer of New IPC Common Stock sold as indicated in the letter.

The undersigned acknowledges that he has carefully read this letter and the Merger Agreement and has discussed the requirements of such documents and other applicable limitations upon his ability to sell, transfer or otherwise dispose of the New IPC Common Stock to the extent he felt necessary, with his counsel.

Execution of this letter should not be considered an admission on the part of the undersigned that he is an "affiliate" of IPC as described in the first paragraph of this letter or as a waiver of any rights the undersigned may have to object to any claim that the undersigned is such an affiliate on or after the date of this letter.

                                           Very truly yours,


                                           -------------------------------




Accepted this ___ day of __________, 1998
by IPC Information Systems, Inc.

By: __________________________
Name: _______________________
Title: ________________________

                                                                       ANNEX  I


IPC Information Systems, Inc.
Wall Street Plaza
88 Pine Street
New York, NY 10005


Ladies and Gentlemen:

On ____________, the undersigned sold ________ shares of Common Stock, par value $.01 per share (the "Common Stock") of IPC Information Systems, Inc. ("IPC"). The Common Stock was received by the undersigned in connection with the merger of Arizona Acquisition Corp. with and into IPC.

The undersigned hereby represents that the Common Stock was sold in conformity with the applicable volume and other limitations of Rule 145 promulgated under the Securities Act of 1933, as amended.


                                        Very truly yours,









cc:   [Transfer Agent]
      [Address]

      Morgan, Lewis & Bockius LLP
      101 Park Avenue
      New York, NY  10178
      Attn:  Philip H. Werner